Registration No. 333-140647

As filed with the Securities and Exchange Commission on April 25, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REFINERY SCIENCE CORP.
(Name of small business issuer in its charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	3533 (Primary Standard Industrial Classification Number)	26-0093847 (IRS Employer Identification Number)

Refinery Science Corp. 500 W. University Ave., #321 Burges Hall El Paso, Texas 79968 Telephone No.: (915) 747-5560 Facsimile No.: (915) 747-6977 (Address, including zip code, and telephone number,	Thomas Bugg President and Chief Executive Officer Refinery Science Corp. 500 W. University Ave., #321 Burges Hall El Paso, Texas 79968 Telephone No.: (915) 747-5560 Facsimile No.: (915) 747-6977
including area code, of registrant’s principal executive offices)	(Name, address and telephone of agent for service)

Copies to:
Thomas E. Puzzo, Esq.
Law Offices of Thomas E. Puzzo, PLLC
4216 NE 70th Street
Seattle, Washington 98115
Telephone No.: (206) 522-2256
Facsimile No.: (206) 260-0111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share, to be offered for resale by selling stockholders	2,346,534	$5.00	$17,311,200	$1,852.29
Common Stock, par value $0.01 per share	—	$—	$30,000,000	$3,210.00
Total	—	—	$47,311,200	$5,062.29

(1)
Pursuant to Rule 416, the Registration Statement also covers an indeterminate number of additional shares of common stock that may be issuable to prevent dilution resulting from stock splits, stock dividends, or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and (o) to the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 25, 2007

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion Dated April 25, 2007

________ SHARES OF COMMON STOCK

This prospectus (this “Prospectus”) relates to the registration of (a) 2,346,534 shares of common stock of Refinery Science Corp. (formerly known as Hydroconversion, Inc. and herein referred to as “Refinery Science” or the “Company”) that may be offered for sale from time to time by certain shareholders of Refinery Science and (b) ________ shares of common stock of Refinery Science that may be offered for sale from time to time by Refinery Science, using a “shelf” registration process, for an aggregate offering of ________ shares of common stock.

The 2,346,534 shares of common stock being offered by certain shareholders (the “Selling Shareholders”) of Refinery Science pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the Selling Shareholders to the public without restriction. The Selling Shareholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the Selling Shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act. Refinery Science will not receive any proceeds from this offering by the Selling Shareholders. No public market currently exists for our common stock. We intend to apply to have our common stock approved for quotation on the Nasdaq Capital Market and have reserved the trading symbol “RESI.” The current offering price as of the date of this prospectus is $5.00 per share, which is equal to the per share purchase price paid by the Selling Shareholders. However, once our common stock is quoted, if ever, on a trading market, the Selling Shareholders may sell the shares of common stock from time to time at market prices prevailing on such trading market at the time of offer and sale, or at prices related to such prevailing market prices or in privately negotiated transactions or a combination of such methods of sale directly or through brokers.

The ________ shares of common stock by offered by Refinery Science itself, at a fixed price of $_____ per share, using a “shelf” registration process. The offering of the ________ shares is being conducted directly by the Company, which proposes to offer the shares on a continuous basis for a period of in excess of 30 days from the date of effectiveness, and no compensation is to be paid to any person for the offer and sale of the shares. No underwriter is being used for the offering of the shares directly by Refinery Science. Any proceeds we receive from the sale of our common stock by us will be used primarily for working capital and general corporate purposes

You should read this prospectus and any supplement carefully before you invest. All costs associated with this registration will be borne by Refinery Science. Our common stock is not traded on any national securities exchange, the Nasdaq Stock Market or any other market.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________, 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	17
DESCRIPTION OF BUSINESS	18
LEGAL PROCEEDINGS	32
MANAGEMENT	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
EXECUTIVE COMPENSATION	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
SELLING SHAREHOLDERS	39
PLAN OF DISTRIBUTION	50
DESCRIPTION OF SECURITIES	53
EXPERTS	54
DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	55
LEGAL OPINION	55
INDEX TO THE FINANCIAL STATEMENTS	F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

GLOSSARY OF TERMS

As used in this Prospectus, the flowing terms shall have the meanings set forth below:

“barrel” shall mean a unit of volume measurement for crude oil and products equal to 42 U.S. gallons.

“barrels of oil equivalent” (or “BOE”) shall mean one barrel of oil equivalent, determined using a ratio of six Mcf of natural gas to one barrel of crude oil.

“catalyst” shall mean a substance, such as an enzyme, that enables a chemical reaction to proceed at a usually faster rate or under different conditions, as at a lower temperature, than otherwise possible. It acts as an agent that provokes or speeds significant change or action than otherwise would occur.

“coking” shall mean a process for thermally converting the heavy residual bottoms of crude oil entirely to lower-boiling petroleum products and by-product petroleum coke.

“crude oil” shall mean crude mineral oil, asphalt and all other kinds of hydrocarbons and bitumens, regardless of gravity, which are produced at the wellhead in a liquid or solid state at ambient conditions of temperature and atmospheric pressure, or which are obtained from natural gas by condensation or extraction.

“diluents” shall mean either lighter oil or condensate that is used by oil companies to mix with heavy crude to reduce the Viscosity to allow the oil to flow.

“heavy crude oil” shall mean crude oil below 20 degrees gravity (as measured by the American Petroleum Institute), having dense and viscous characteristics and generally will not flow at room temperature.

“heavy ends” or “Heavy Fractions” shall mean the high-molecular weight, high boiling point of fractions that emerge from the lower part of a fractionating column during the oil refining process. Such ends or fractions may be used to make asphalt or roofing compounds.

“hydrocarbons” shall mean crude oil and natural gas.

“hydrocracking” shall mean a catalytic process combining cracking with hydrogenation. Feedstocks are generally Vacuum Gas Oil, Residual Oil Bottoms, or Oil Sands.

“light ends” or “light fractions” shall mean the low-molecular weight or low-boiling point fraction that emerges from the upper part of a fractionating column during the oil refining process.

“material science” shall mean the scientific and technological study of the properties and applications of various materials of construction or manufacture including catalysts, ceramics, metals, and plastics.

“nanotechnology” shall mean manipulating materials on an atomic or molecular scale in order to build microscopic material or machinery.

“natural gas” shall mean wet gas, dry gas, all other gaseous hydrocarbons and all substances contained therein, which are produced from oil or gas wells, and excluding condensed or extracted liquid hydrocarbons (but including the residue gas remaining after the condensation or extraction of liquid hydrocarbons from gas).

“oil field battery” shall mean a battery generally acting as a collection and processing center for crude oil from a number of wells in an oilfield.

“oil sands” shall mean crude oil recovered from tar sands, is commonly referred to as “synthetic crude” after upgrading, and is a significant form of fossil fuel. Tar sands occur in, among other places, the Athabasca River Valley in Alberta, Canada, where commercial projects for synthetic oil production from tar sands are being carried out. Oil Sands contain crude oil which is more dense and viscous than heavy crude oil and is generally mined.

“oil shale” shall mean a rock (such as, shale) from which crude oil can be recovered by distillation.

“petroleum coke” shall mean a carbonaceous solid material made by the destructive heating of high molecular-weight petroleum products through coking.

“pyrolysis” shall mean decomposition or transformation of a compound caused by heat.

“residual oil bottoms” shall mean the low-grade crude oil products that remain after the distillation of petroleum, used in adhesives, roofing compounds, and asphalt.

“sour crude oil” shall mean crude oil with high sulfur content.

“vacuum oil bottoms” shall mean a process to refine and break up molecules of ultra-heavy crude oils.

“viscosity” shall mean a measure of the resistance that a fluid makes to motion or flow; it usually decreases as the temperature rises. The higher the viscosity, the less a fluid flows.

PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “Refinery Science” or the “Company,” “we,” “us,” and “our,” we mean Refinery Science Corp., a Texas corporation. This prospectus contains forward-looking statements and information relating to the Company. See Cautionary Note Regarding Forward Looking Statements on page 16.

The Company

Refinery Science Corp. is a material science based petroleum technology business.  We use the term “material science” to mean the scientific and technological study of the properties and applications of various materials of construction or manufacture including catalysts, ceramics, metals, and plastics. The Company intends to apply the benefits of its latest developments in material science, engineering, and nanotechnology to build modular, in-field, petroleum upgrading facilities that convert low quality, sour, crude oil into lighter, sweeter crude oil. We use the term “nanotechnology” to mean manipulating materials on an atomic or molecular scale in order to build microscopic material or machinery.

In order to maximize the benefits the Company can derive from its technology, the Company also intends:

•	to own and operate, both the in-field upgrading facilities, and the oil fields that supply crude oil to our facilities

•
to enter into profit sharing, joint ventures and/or royalty agreements with existing oil producers to process their crude oil using the Company’s upgrading technology, and to process vacuum and residual bottom oils produced at refineries.

Our latest developments relate to developing a cost-effective, low-pressure, catalytic method for upgrading (converting) low-value hydrocarbons, like heavy, sour crude oil, into lighter, sweeter crude oil. The developments also include the design, fabrication and construction of equipment which we currently use in our crude oil upgrading facility. Our technology can also be used to convert low-value, refinery vacuum and residual bottoms into lighter, more valuable products. The Company has acquired exclusive rights to all petroleum refining, petroleum oil field applications, and petroleum production application (including production from oil sands, oil shale and coal), for 18, fundamental, material science and process patents. It also has an option to license one additional patent from the University of Texas at El Paso. The Company’s technology continues to be diligently explored and proven in the laboratory and in prototype applications.

The Company formed on July 12, 2004 and is still in the development stage. Accordingly, there is a limited history of existence and operating history of the Company on which to base an investment decision. There can be no assurance that we will be able to successfully implement our business plan. The Company faces significant challenges in achieving its goals and investors face significant risks. The Company’s crude oil upgrader technology may not work, and even if it does work, if may not been economically feasible to use it. We will require additional capital, currently estimated at approximately $30,000,000, to fund our operations, growth and to acquire a heavy oil producing field. If financing in not available on acceptable terms, our ability to succeed will be hampered, and if the Company does not obtain adequate financing, our business will fail, which will result in the complete loss of your investment. The market for the advanced petroleum processing technology industry is extremely competitive and rapidly changing. The Company is controlled primarily by Nanoforce, Inc., which holds approximately 77.89% of the Company’s common stock. All of the Company’s directors are also directors, and collectively majority shareholders, of Nanoforce. David Rendina, the Company’s Chairman of the Board, Russell Chianelli, an officer and director of the Company, and Abbas Ghassemi a director of the Company currently collectively control the voting of approximately 77.89% of our common stock and collectively beneficially own approximately 59.22% of our common stock, meaning that they will decide the outcome of matters requiring a vote of the Company’s shareholders.

The Company believes that it requires funding of approximately $30,000,000 to complete its business plan and the greatest single barrier to commercial acceptance of its new technology is the lack of a commercial field demonstration. A field demonstration will allow potential oil and gas operating partners to fairly evaluate the commercial production-scale performance of our technology in comparison to the technology of potential competitors. It will also allow a broader range of potential financiers for other heavy oil acquisitions to evaluate the Company’s technology. Therefore, Refinery Science’s immediate mission is to acquire adequate funding to purchase a producing heavy oil field, and to construct an on-site field upgrader. This facility will showcase the operating, financial, and scientific parameters of the Company’s technologies.

On January 4, 2007, Refinery Science closed on a private placement of 166,000 shares of its Common Stock for total proceeds of $830,000.

Contact Information

Our principal operations and executive offices are located at 500 W. University Ave., #321 Burges Hall, El Paso, Texas 79968 and our telephone number is (915) 747-5560. We also maintain a web site at www.refineryscience.com. The information on our web site is not, and should not be considered to be part of this prospectus.

Summary of the Offering

Securities Offered by the Selling Shareholders: See page 39 for the names of the Selling Shareholders
2,346,534 shares of our common stock, $0.01 par vale per share.

The offering price will be determined at the time of sale by the Selling Shareholders. We are registering these shares by filing this registration statement with the Securities and Exchange Commission using a “shelf” registration process. This process allows the Selling Shareholders to sell their common stock over a period of time and in varying amounts, as described under “Plan of Distribution.

Use of Proceeds	We will receive no proceeds from the sale of any of our common stock by the Selling Shareholders.

Securities Offered by Refinery Science Corp.:
________ shares of common stock, $0.01 par vale per share.

We are registering these shares by filing this registration statement with the Securities and Exchange Commission using a “shelf” registration process, at a fixed price of $____ per share. The offering of the ________ shares is being conducted directly by the Company, which proposes to offer the shares on a continuous basis for a period of in excess of 30 days from the date of effectiveness, and no compensation is to be paid to any person for the offer and sale of the shares. No underwriter is being used in the offering.

Use of Proceeds:	Any proceeds we receive from the sale of our common stock by Refinery Science Corp. will be used primarily for working capital and general corporate purposes. See “Use of Proceeds.”

Number of shares of Common Stock issued and outstanding as of April 25, 2007:	10,613,000

Number of shares of Common Stock outstanding assuming the sale of Common Stock by the selling shareholders:	10,613,000

Number of shares of Common Stock outstanding assuming the sale of Common Stock by Refinery Science Corp and the Selling Shareholders:
_________

The number of shares of common stock subject to this prospectus represents _____% of our issued and outstanding common stock as of April ___ 2007, after issuance of all currently unissued shares included in this prospectus.

Transfer Agent and Registrar For the Common Stock of Refinery Science

OTR Transfer, Inc. is the transfer agent and registrar of our common stock. Their address is 1000 SW Broadway, #920, Portland, Oregon 97205, and their telephone number (503) 225-0375.

No Trading Market

Our common stock is traded not traded on a national securities exchange, the Nasdaq Stock Market or any other market.

Dividend Policy

We currently do not intend to pay cash dividends on our common stock.

Risk Factors

The ownership of our Common Stock involves various risks. You should read carefully the factors discussed under the Section entitled “Risk Factors” beginning on page 8.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus and the financial statements included herein before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition or operating results and the trading price or value of our securities could be materially adversely affected, and you may lose all or part of your investment in the stock. This section includes or refers to forward looking statements. You should refer to the explanations of the qualifications and limitations on forward-looking statements discussed in “Cautionary Note Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR FINANCIAL RESULTS

If we are unable to successfully obtain additional financing we will not have sufficient cash to continue operations.

We will need to raise additional funds in order to satisfy our future liquidity requirements. We currently anticipate that our available cash resources will be sufficient to meet our anticipated needs for working capital and capital expenditures until July 2007. We will require additional funds earlier to the extent our level of operations significantly expands. We need to raise a minimum of $500,000 to remain operational for the next 12 months. It is unlikely that we will be able to generate sufficient cash flows from operations to meet any unexpected cash requirements during the next 12 months or to meet our anticipated needs for working capital and capital expenditures thereafter. It is likely that we will seek to meet these liquidity requirements through public or private equity offerings or debt financings. Current market conditions present uncertainty as to our ability to secure additional financing. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available, or as to our ability to achieve positive cash flow from operations. Continued negative cash flows create significant uncertainty about our ability to implement our operating plan and we may have to reduce the scope of our planned operations. If cash and cash equivalents, together with cash generated from operations, if any, are insufficient to satisfy our liquidity requirements, we will not have sufficient resources to continue operations. We have made no arrangements to obtain future additional financing at this time, and if required, there can be no assurance that such financing will be available on acceptable terms.

We have experienced operating losses since our inception and our auditors have indicated uncertainty concerning our ability to continue operations as a going concern.

Since our inception on July 12, 2004, we have incurred accumulated net losses of $2,642,312 from inception through December 31, 2006. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the immediate future. Our independent registered public accounting firm has noted that we have an accumulated deficit and working capital deficit at December 31, 2006, and a net loss during 2006 so our ability to continue as a going concern prior to the generation of significant revenue is dependent upon obtaining additional financing for our planned operations. If we fail to generate enough working capital, either from future equity or debt sales or revenue from operations, our ability to expand and complete our business plan will be materially affected, and you may lose all or substantially all of your investment.

It is difficult to evaluate our business and prospects because we have a limited operating history.

We were incorporated in July 2004, are a development stage company and have had no significant operations to date. Because we have a limited operating history, it is difficult to accurately predict whether and when we will generate additional revenue or to evaluate our future prospects and an investment in our common stock. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by advances materials companies in the early stages of development.

Our operating results may prove unpredictable, and, if a market for our common stock develops, our common stock price may decrease or fluctuate significantly.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If a market for our common stock develops and our operating results fluctuate negatively in any future quarter, the trading price of our common stock may fall significantly. Factors that may cause our operating results to fluctuate significantly include the following:

•	our ability to generate enough working capital from future equity sales;

•	the level of commercial acceptance of our products;

•	our ability to enter into marketing and distribution agreements

•	fluctuations in the demand for crude oil and products associated with refining crude oil;

•
intense competition in the crude oil refining industry, including direct competition from major oil and gas companies, substantially all of which have existing relationships with companies that provide products which enhance the refining of crude oil and have significantly greater capital resources and infrastructure than we have;

•	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

•	general economic conditions and economic conditions specific to the crude oil refining industry; and

•	other competing technologies entering the market.

RISKS RELATED TO OUR BUSINESS

Our ability to effectuate additional financing transactions to fund our operations could impair the value of your investment, and we may not be able to meet our future capital requirements.

We will need to raise additional funds to build upgraders and scale up our operations. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we will be unable to fund our expansion, successfully promote our brand and products, develop new products, respond to competitive pressures or take advantage of acquisition opportunities, any of which would have a material adverse effect on our business. It is likely we will seek to raise additional funds through public or private equity offerings or debt financings. If we raise additional funds through the issuance of equity securities, our stockholders will likely experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends. There can be no assurances that we will be able to secure additional financing, or obtain favorable terms on such financing if it is available. Continued negative cash flows create uncertainty about our ability to fully implement our operating plan and we may have to reduce the scope of our planned operations, which may jeopardize our ability to continue our business. A material shortage of capital will require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking protection under federal bankruptcy laws.

We are a development stage, independent petroleum processing technology company, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

We operate as development stage, materials science based, petroleum processing technology company, with few substantial tangible assets in a highly competitive industry. We have little operating history, no customer base and little revenue to date. This makes it difficult to evaluate our future performance and prospects. Our prospectus must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition, including:

•	our business model and strategy are still evolving and are continually being reviewed and revised;

•	we may not be able to raise the capital required to develop our initial customer base and reputation;

•	we may not be able to successfully implement our business model and strategy; and

•	our management has not worked together for very long.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

We have incurred net operating losses of $2,642,312 since our inception, and our chances of reaching significant operations are remote.

Because we have to scale-up operations, acquire an oil field and currently operate our equipment only on a test-pilot basis, the chances that we will have significant commercial operations is remote. The Company also could, if a third party ever desired, license the Company's technology or contract to use our technology, equipment or services to process crude oil. Even if our technology works on a commercial scale, we may not succeed either because the technology does not work as well on a commercial scale as it does on a test-pilot scale or because our cost to upgrade crude oil is greater than the market price for the same quality crude oil. A key strategy for the Company’s growth is substantially dependent upon its ability to acquire an oil and gas field in which to use its technology. The Company has no prior experience operating its technology on a commercial scale or producing hydrocarbons from an oil and gas field.

The advanced process technology industry is extremely competitive, and if we are not able to compete successfully against other suppliers of petroleum processing products, both large and small, we will not be able operate our business and investors will lose their entire investment.

The market for the advanced petroleum processing technology industry is extremely competitive and rapidly changing. We currently and in the future face competitive pressures from numerous actual and potential competitors. Many of our current and potential competitors in the advanced petroleum processing materials business have substantial competitive advantages than we have, including:

•	longer operating histories;

•	significantly greater financial, technical and marketing resources;

•	greater brand name recognition;

•	better distribution channels;

•	existing customer bases; and

•	commercially accepted products.

Our competitors may be able to respond more quickly to new or emerging technologies and changes in the petroleum processing materials industry and devote greater resources to identify, develop and market new products, and distribute and sell their products than we can.

Our success will be largely dependent upon Tom Bugg, our President and CEO, and other key personnel, and if Mr. Bugg leaves our Company, our operations will largely cease until we can find a new replacement for him.

Our success will be largely dependent upon the continued employment of Tom Bugg, our President and Chief Financial Officer, and who has prior experience as an executive officer of a publicly-traded oil and gas company, and other key personnel, particularly, Dr. Edward Hauptmann, our Director of Engineering The loss of either of either Mr. Bugg’s or Dr. Hauptmann’s services could have a material adverse effect on the implementation of our business plan. If we lose the services of any of our key personnel, we would need to devote substantial resources to finding replacements, and until replacements were found, we would be operating without the skills or leadership of such personnel, any of which could have a significant adverse effect on our business. It is possible that Mr. Bugg and/or Dr. Hauptmann will terminate his employment with us. In addition, we do not presently maintain insurance on either Mr. Bugg’s or Dr. Hauptmann’s life.

Our success depends in large part on our current key personnel and our ability to attract and retain additional key personnel, which we may or may not be able to do.

Competition for qualified technical personnel in the technology sectors of the economy is intense. Our inability to recruit and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to design, manufacture, market and support our products.

In addition, our success will depend on our ability to hire additional experienced engineers, senior management and sales and marketing personnel. Opportunities available in other high technology companies could make recruiting and retaining employees, especially design engineers, more difficult for the Company. Competition for these personnel is intense, particularly in geographic areas that are not recognized as high technology centers such as the El Paso, Texas area, where our principal offices are located. To attract and retain individuals with the requisite expertise, we may be required to grant large option or other stock-based incentive awards, which may be dilutive to shareholders. We may also be required to pay significant base salaries and cash bonuses, which could harm our operating results. If we do not succeed in hiring and retaining candidates with appropriate qualifications, we will not be able to grow our business and our operation results will be harmed.

The Company’s officers and directors will not devote all of their time to the Company’s business, the result of which could harm our business.

The Company’s three officers and directors will be involved in other business activities that may result in their spending less time than is appropriate or necessary in order to manage the Company’s business successfully. The Company’s arrangements with its officers and directors are that they may spend a material portion of their time providing services to other business pursuits and affiliates on matters unrelated to the business of the Company.

Increases in the costs of crude oil could harm our anticipated profitability in the future.

The Company’s projected profits are dependent on the difference in the cost of low quality crude oil and the value of lighter, sweeter crude oil. Increases in the costs of acquiring low quality crude oil and decreases in the value of light sweet crude could adversely affect our profitability in the future.

Our operations are concentrated in the crude oil production and refining industry, which means that our business will likely be adversely affected if there are negative economic conditions in that industry.

We will initially focus our operations on business connections with companies that operate in the crude oil production and refining industry. Accordingly, any disruptions or economic conditions that impact these industries will have a direct impact on our operations. Moreover, we anticipate that a small number of customers, at least initially, may produce the preponderance of order flow and transaction fees. Any loss of such customers would have a material adverse effect on our business.

Future acquisitions of companies may disrupt our business or distract our management.

In the future, we may seek to acquire or make investments in complementary companies or businesses, including acquiring exploration and development rights to probable hydrocarbons reserves. We may not be able to acquire or manage additional businesses profitably or to successfully integrate any acquired businesses with our business. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Certain liabilities, even if we do not expressly assume them, may be imposed on us as the successor to the business. Further, each acquisition may involve other special risks that could cause the acquired businesses to fail to meet our expectations. For example:

•	the acquired businesses may not achieve expected results;

•	we may not be able to retain key personnel of the acquired businesses;

•	we may incur substantial, unanticipated costs, delays or other operational or financial problems when we try to integrate businesses we acquire with our own;

•	our financial and managerial resources may be diverted from our core business; or

•	our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

•	In addition, we may incur debt or issue equity securities to pay for any future acquisitions or investments, which could dilute the ownership interest of our existing stockholders in our company.

If we do not manage our anticipated growth efficiently, we may not be able to operate our business effectively.

We expect to expand our operations by seeking additional financing. If we expand our operations, we may strain our management, operations, systems and financial resources. To manage our anticipated future growth, we must improve and effectively utilize our existing operational, management, marketing and financial systems and successfully recruit, hire, train and manage personnel and maintain close coordination among our artists, technical, finance, marketing, sales and production staffs. In addition, we will need to improve our accounting systems and procedures and computer software and hardware systems in order to operate our business more effectively and manage our expansion. We also will need to manage complex relationships with petroleum refining companies, strategic partners, advertisers and other third parties. Our failure to effectively manage our expected growth could disrupt our operations and ultimately prevent us from generating the revenue we expect.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection, nondisclosure and nonuse agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights.

In addition, patents issued to the Company may be challenged, invalidated or circumvented. Our rights granted under those patents may not provide competitive advantages to us, and the claims under our patent applications may not be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time consuming and expensive and patents may not be issued from currently pending or future applications. Moreover, our existing patents or any new patents that may be issued may not be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face costly intellectual property infringement claims, the result of which would decrease the amount of cash we would anticipate to operate and complete our business plan.

We anticipate that from time to time we will receive communications from third parties asserting that we are infringing certain patents and other intellectual property rights of others or seeking indemnification against alleged infringement. If anticipated claims arise, we will evaluate their merits. Any claims of infringement brought of third parties could result in protracted and costly litigation, damages for infringement, and the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Any intellectual property litigation and the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations. In particular, Refinery Science is aware that in 2003 Simon Fraser University, of British Columbia, Canada, asserted that it may have not transferred title to 6 patents and their related patent rights currently licensed to and used by Refinery Science in the operation of its business, under an Agreement of Sale, dated June 8, 2001, by and between Simon Fraser University and Lightyear Technologies Inc., a British Columbia corporation (“Lightyear”). Such patents and patents rights had been previously sold by Lightyear to Lightyear Technologies USA Inc., and were subsequently thereafter licensed to Refinery Science.

The failure to obtain export licenses could harm our business.

We must comply with U.S. Department of Commerce regulations in shipping certain technologies outside the United States. Any significant future difficulty in complying with such regulations could harm our business, financial condition and results of operations.

Our operations and profitability are directly related to the price of oil which can fluctuate significantly and also to the differential between heavy/sour crude and light oil.

RISKS RELATED TO OUR CAPITAL STRUCTURE

We are controlled by a majority stockholder, who in turn, is controlled by our directors, which means that the majority stockholder controls all matters submitted to a vote of the stockholders, including but not limited to, the election of directors.

We are controlled by Nanoforce, Inc., a Nevada corporation (“Nanoforce”), who currently beneficially owns approximately 78% of our common stock and controls the voting of 100% of our outstanding Series A Convertible Preferred Stock (or approximately 80% of our outstanding capital stock). Provided this offering is fully subscribed, Nanoforce will beneficially own approximately ___% of our common stock and control the voting of 100% of our outstanding Series A Convertible Preferred Stock (or approximately ___% of our outstanding capital stock). Nanoforce, Inc. currently has three directors, David Rendina, Russell Chianelli and Abbas Ghassemi, all of whom also currently serve as directors and/or officers of the Company. Additionally, Messrs. Rendina, Chianelli and Ghassemi collectively beneficially hold more than 50% of the issued and outstanding shares of common stock of Nanoforce. As a result, Nanoforce, Inc. will hold approximately ___% of the aggregate number of votes eligible to be cast by our stockholders. Therefore, Nanoforce will be able to control substantially all matters requiring approval by our stockholders, including the election of directors, the amendment of our Articles of Incorporation, the approval of mergers or other business combination transactions, and will also have control over our management and affairs. As a result of such control, certain transactions may not be possible without the approval of Nanoforce, Inc., including proxy contests, tender offers, open market purchase programs or other transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of common stock.

Nanoforce, currently the sole holder of our Series A Convertible Preferred Stock has voting and other rights that are superior to the rights of the holders of our Common Stock, which makes it more difficult for the holders of our common stock to effect a change in control of the Company.

Nanoforce, the current holder of our Series A Convertible Preferred Stock, has the right to elect or appoint one member of our Board of Directors, which provides disproportionate voting power to the holders of our Series A Convertible Preferred Stock. No matter how small the percentage of total issued and outstanding shares of Common Stock and Preferred Stock of the Company represented by the holders of our Series A Convertible Preferred Stock, the holders of our Series A Convertible Preferred Stock will always have the right to elect or appoint a member of our Board of Directors. Currently the only holder of Series A Convertible Preferred Stock is Nanoforce, Inc., a Nevada corporation (“Nanoforce”). David Rendina, the past President and current Chairman of the Board of Refinery Science, is also the President and the beneficial holder of approximately 39% of the issued and outstanding shares of common stock of Nanoforce. Dr. Russell R. Chianelli is a Director of Refinery Science and the beneficial holder of approximately 27% of the issued common stock of Nanoforce. Nanoforce’s Board of Directors is composed of the same persons who currently compose the Board of Directors of Refinery Science.

Some provisions of our Articles of Incorporation and Bylaws may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

Some of the provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares possibly at a premium over the then market price.

For example, our articles of incorporation authorizes the board of directors to issue up to 25,000,000 shares of preferred stock, 24 million shares of which are available for issuance. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance shares of preferred stock with superior voting rights to shares of common stock, could delay or inhibit the removal of incumbent directors and could delay, defer, make more difficult or prevent a merger, tender offer or proxy content, or any change in control involving Refinery Science, as well as the removal of management, even if such events would be beneficial to the interests of Refinery Science’s shareholders, and may limit the price certain investors may be willing to pay in the future for shares of common stock. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders’ control.

In addition, Nanoforce’s substantial beneficial ownership positions and right to elect one member to the board of directors by virtue of the rights and preferences of the Series A Convertible Preferred Stock held by Nanoforce, together with the authorization of preferred stock, and the lack of cumulative voting in the Company’s Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of our common stock.

We may have to spend significant sums of cash indemnifying our officers and directors, the result of which would cause the Company to not have as much cash as it otherwise had planned to complete the Company’s business plan.

By way of contract, we have agreed to indemnify our officers and directors. Additionally, our by-laws provide that we will, within the legal limits, hold our directors and officers harmless against certain claims arising from Company activities, other than losses or damages incurred by it as a result of its gross negligence, fraud or bad faith. If we are required to perform under these indemnification agreements, then the portion of its assets expended for such purpose would reduce the amount otherwise available for the implementation of its business plan, or for distributions to our stockholders, if any.

RISKS RELATED TO THIS OFFERING

Since our common stock has never been traded, prices for our common stock may decline after the offering.

There is no private or public market for our common stock and we cannot assure you that a market will develop or that any stockholder will be able to liquidate his investment without considerable delay, if at all. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;

•	changes in securities analysts estimates of our financial performance;

•	changes in general economic conditions and in the petroleum refining industry;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

•	loss of a major customer, partner or joint venture participant or the failure to effectively exploit market demand for petroleum refining products; and

•	the addition or loss of key managerial and engineering personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Applicability of “penny stock rules” to broker dealer sales of our common stock could have a negative effect on the liquidity and market price of our common stock, which may make it difficult for investors to sell our common stock.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Our common stock may, at some point, be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Accordingly, holders of our common stock may find it difficult to sell their shares, if they are able to do so at all.

As the offering price of the Shares does not reflect the value of the Company, purchasers of the Shares will experience immediate and substantial dilution of their investment.

The price at which the shares of common stock are being offered has been arbitrarily determined by management of the Company and bears no relationship to the Company’s earnings, book value or any other recognized criteria value. There has been no prior public market for the Company’s shares of Common Stock. We have arbitrarily determined the offering price of the common stock, which is not based on book value, assets, earnings or any other recognizable standard of value. A purchaser in this offering will experience immediate, substantial dilution because the offering price of the common stock is expected to exceed the net tangible book value per share of our common stock after giving effect to the offering.

Investors will realize a return on their investment only if our stock price appreciates, if at all.

The future payment of dividends will be at the discretion of our Board of Directors and will depend on our future earnings, financial requirements and other similarly unpredictable factors. For the foreseeable future, it is anticipated that any earnings which may be generated from our operations will be retained by us to finance and develop our business and that dividends will not be paid to stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipates”, “believes”, “plans”, “expects”, “future”, “intends” and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

We will, however, receive proceeds if we offer and sale of the common stock we are selling directly in our shelf registration. We intend to use proceeds from such shelf registration as follows.

Description of Use	Amount	Percentage
1. Purchase of heavy oil field and preparing facility for installation of ugrader	$17,500,000	58.34%

2. Further testing and optimization of existing 15 barrel per day upgrader for installation in to heavy oil field	$1,000,000	3.33%

3. Building, engineering, and fabrication of 1,000 barrel per day upgrader for installation into heavy oil field	$10,000,000	33.33%

4. Administration, office expenses and other general corporate general funds	$1,500,000	5.00%
Totals	$30,000,000	100%

The amounts set forth above represent our present intentions for the use of net proceeds from our shelf offering of $30,000,000. However, the amounts actually expended for each purpose may vary significantly, depending on numerous factors, including without limitation, the number of shares of common stock sold in this offering, the proceeds received by us in this offering, the marketplace, the economy, and our ability to successfully implement our business plan.

Any reallocation of the use of proceeds of this offering will be made at the discretion of our management but will be in furtherance of our strategy to achieve growth and profitable operations. Our working capital requirements are a function of our future sales growth and expansion, neither of which can be predicted with any reasonable degree of certainty. Pending the use of funds by us, the net proceeds may be invested in short-term interest bearing instruments such as certificates of deposit and money market funds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding, and any sales by the selling shareholders, accordingly, will not cause dilution to our existing stockholders.

The offering of ___________ shares of common stock by Refinery Science, however, will have the following dilutive effect of our existing stockholders:

The pro forma net tangible book value of Refinery Science at December 31, 2006 was $1,080,188, or $0.10 per share. Pro forma net tangible book value per share represents the amount of total tangible assets of Refinery Science reduced by our total liabilities, divided by the pro forma number of shares of common stock outstanding. After giving effect to the sale by Refinery Science of the ________ shares of common stock offered in this Prospectus at an assumed offering price of $________ per share (after deducting estimated expenses of the offering payable by Refinery Science), the adjusted pro forma net tangible book value of Refinery Science at December 31, 2006 would have been $_________, or $________ per share. This represents an immediate increase in pro forma net tangible book value of $_________ per share to existing shareholders and an immediate dilution of $_________ per share to new investors purchasing shares of common stock in this offering. The following table illustrates the per share dilution:

Assumed offering price		$	____
Pro forma net tangible book value per share at September 30, 2006	$1,080,188
Increase per share attributable to new investors
Adjusted net tangible book value per share after the offering
Dilution per share to new investors		$

The following table sets forth on a pro forma basis at December 31, 2006, after giving effect to the sale by us of ___________ shares of common stock offered in this Prospectus at an assumed offering price of $_____ per share, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by investors purchasing shares of common stock in this offering:

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent	Average Price Per Share
Existing Shareholders	10,613,000	_______	%	$3,286,930			$0.31
New Investors			%	$30,000,00		$	_____
Total		100.0%			100.0%

The foregoing tables assume no exercise of any outstanding stock options. As of February 9, 2007, there were outstanding options to purchase 1,466,266 shares of common stock under the 2006 Stock Option Plan, at an exercise price of $5.50 per share and 15,000 options at an exercise price of $5.00. To the extent that outstanding options are exercised, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following information should be read in conjunction with the consolidated financial statements of Refinery Science Corp. and the notes thereto appearing elsewhere in this prospectus. Statements in this section and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 8.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following information should be read in conjunction with the financial statements of Refinery Science Corp. and the notes thereto appearing elsewhere in this prospectus. Statements in this section and elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 8.

OVERVIEW

Refinery Science Corp. was incorporated in the State of Texas on July 12, 2004, under the name “Hydroconversion, Inc.” On June 9, 2005, the company changed its name to “Refinery Science Corp”. The name change was recommended by the board of directors, and approved by the shareholders, because management felt that “Refinery Science” was a name the public would more likely find appealing. The focus of the business and management remained the same after the name change.

Effective December 20, 2004, Refinery Science licensed certain patent assets, consisting primarily of exclusive rights to use and commercialize the patented technology in petroleum refining and production applications.

Additionally, on September 18, 2006 Nanoforce, Inc. transferred equipment and machinery valued at $1,256,570 into Refinery Science in exchange for 1,000,000 (one million) series A preferred shares.

We are a development stage, materials science-based, petroleum processing technology business. We intend to apply the benefits of our latest developments in materials science and engineering to upgrade heavy and extra-heavy crude in the field

We have developed a low pressure, catalytic method for upgrading heavy crude oil in the field.

We intend to leverage the benefit of our new upgrading technology to acquire and/or partner with companies that have proven reserves of extra heavy and heavy crude.

Going Concern

The accompanying financial statements are prepared assuming we will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time.

We are in the development stage and have an accumulated deficit, shareholders’ deficit and working capital deficit of $460,564, $238,634 and $246,443, respectively, at December 31, 2005 and have a net loss and cash used in operations of $396,419 and $366,922, respectively, for the year ended December 31, 2005. Additionally, we have an accumulated deficit and a working capital deficit of $2,642,312, and $403,206, respectively, at December 31, 2006 and have a net loss and cash provided by operations of $2,181,748 and $79,241, respectively, for the year ended December 31, 2006.

While we were attempting to generate revenues, we did not generated revenues through December 31, 2005. During the year ended December 31, 2005, the Company borrowed $1,768,183 from its related party parent for working capital purposes, sold common shares for net proceeds of $135,930, and received net proceeds of $36,000 from the exercise of stock options and warrants. For the year ended December 31, 2006, the Company borrowed $125,000 and repaid $1,250,945 of notes payable. Although the Company had revenues and therefore generated cash from operations, the majority of the revenues is derived from a related party and may be non-recurring. Management intends to attempt to raise additional funds by way of a public or private offering. While we believe in the viability of our strategy to generate sales volume and in our ability to raise additional funds, there can be no assurances to that effect. Our financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, US GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the policy below as critical to our business operations and understanding of our financial results:

Revenue recognition

We follow the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. To date, our revenues have been derived from services performed and are recognized as services are rendered.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The useful lives for property and equipment are determined once the asset is placed into service and are as follows:

Computer equipment	3 years
Lab equipment	5 years

Income taxes

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Intangibles and other long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Accounting for Stock Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment ("SFAS No. 123R"). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, we recognize the cost resulting from all stock-based payment transactions including shares issued under our stock option plans in the financial statements. The adoption of SFAS No. 123R will have a negative impact on our future results of operations.

RESULTS OF OPERATIONS

Year ended December 31, 2006 compared to year ended December 31, 2005.

NET SERVICE REVENUES

Revenues increased to $920,050 for the year ended December 31, 2006 as compared $0 for the year ended December 31, 2005. This increase is primarily attributable to the sales of contract Research and Development services to a third party, Western Oil Sands Inc., and a related party affiliate, Transglobal Oil Corp., a New Mexico corporation (“Transglobal”). Transglobal is controlled primarily by Nanoforce which holds approximately 90% of the shares of common stock of Transglobal. Nanoforce also holds approximately 77.89% of our common stock as of April 2007. David Rendina, our Chairman of the Board, Russell Chianelli, one of our officers and directors, and one of our directors, currently collectively exercise voting control of Transglobal’s common stock and comprise the board of directors of Transglobal. The primary services being rendered to us under the agreement with Transglobal are for the design, construction, and commissioning of our heavy crude oil upgrader equipment. These service contracts do not represent recurring revenues. We currently have a limited number of client companies, and for the year ended December 31, 2006, revenues from Western Oil Sands, the third party , represented approximately 5% of our total revenues, and revenues from Transglobal, the related party affiliate, represented approximately 95% of our total revenues.

While we continue to market our research and development services and existing product line, we may need to raise additional working capital to fund and support our research and development programs and the commitments to our client contracts. Accordingly, we may be limited in the amount of engagements we accept from additional clients, thereby limiting our ability to generate revenues in future periods. We cannot assure you that we will ever be able to successfully implement our business model or increase our revenues in future periods.

OPERATING EXPENSES

For the year ended December 31, 2006, operating expenses which includes consulting fees, professional fees and other selling, general and administrative, were $3,074,724 compared to $394,698 for the year ended December 31, 2005, an increase of $2,680,026 or 679%.

The increase in operating expenses was primarily attributable to the following:

•
Consulting fees increased to $1,859,822 for the year ended December 31, 2006, from $209,681 for the year ended December 31, 2005, an increase of $1,650,141. The increase in consulting fees is due primarily to compensation issued to consultants paid in the form of our common stock, valued at $1.6 million, and for specialized engineering consulting related to the research and development work on our crude oil upgrader equipment. Had we not paid the common stock compensation, our consultant fees would have increased by only $50,141.

•
Professional fees increased to $87,524 for the year ended December 31, 2006 as compared to $20,295 for the year ended December 31, 2005, an increase of $67,229 or 331%. This increase is primarily related to an increase in accounting fees associated with the audit of our financial statements, and legal expenses associated with other general corporate matters.

•
In fiscal 2005, we incurred $20,000 of capitalizable legal fees relating to patents. We determined that it did not have a basis for projecting positive future cash flows to allow a non-zero fair value determination for the legal fee patent costs. Accordingly, we recognized impairment loss of $20,000 in fiscal 2005 and $0 for fiscal 2006.

•
Other selling, general and administrative expenses increased to $1,127,378 for the year ended December 31, 2006 from $144,722 for the year ended December 31, 2005, an increase of $982,656 or 679%. Other selling, general and administrative expenses included the following:

	2006	2005
Compensation	$828,418	$631
Research and development	121,262	48,556
Rent	38,663	5,721
Other operating expenses	139,035	89,814

Total	$1,127,378	$144,722

Compensation expense, which includes salaries and stock-based compensation expense, increased to $828,418 for the year ended December 31, 2006 from $631 for the year ended December 31, 2005, an increase of $827,787 or 131,187%. Included in our compensation expense for the year ended December 31, 2006 is $243,418 which represents cash and accrued compensation as well as $585,000 in stock-based compensation recognized in connection with the granting of common stock to employees for services rendered. This increase is also due to the hiring of seven additional employees.

For the year ended December 31, 2005 and 2006, our research and development amounted to $121,262 and $48,556, respectively. The increase of $72,706 or 150% is reflective of increased experimental effort related to our pre-commercial upgrader. Research and development expenses reflect the costs of laboratory supplies and equipment used associated with basic research, product development, testing, patent applications and maintenance, product enhancement and the development of new products related to our current product line.

Rent expense increased to $38,663 for the year ended December 31, 2006 from $5,721 for year ended December 31, 2005, an increase of $32,942. The increase in rent was attributable to additional lease of office spaces which commenced in March 2006.

Other operating expenses include office expenses and supplies, telephone and communications, travel costs, and other expenses. For the year ended December 31, 2006, other selling, general and administrative expenses amounted to $139,035 compared to $89,814 during the year ended December 31, 2005, an increase of $49,221 or 55%. The increase is attributable to fees and expenses which amounted to $27,324 related to a townhouse we had acquired in January 2006 that was sold in August 2006. This increase was also attributable to an increase in all of our general and administrative expenses as we implement our business plan.

LOSS FROM OPERATIONS

We reported loss from operations of $2,154,674 for the year ended December 31, 2006 as compared to a loss from operations of $394,698 for the year ended December 31, 2005, an increase of $1,759,976 or approximately 446%.

Total other expense increased to $27,074 for year ended December 31, 2006 as compared to other income of $1,721 for the year ended December 31, 2005. Included in this net increase of $25,353 are:

•
In 2006, we recorded a gain on sale of asset of $11,394 compared to $0 for the year ended December 31, 2005. The gain on sale of assets relates to the townhouse that we had acquired in January 2006 and was sold in August 2006.

•
Interest income was $4,000 for the year ended December 31, 2006 as compared to interest income of $844 for the year ended December 31, 2005, an increase of $3,156 or 374%. The increase was attributable to an increase in cash balances during the year.

•
An increase of $39,893, or approximately 1,555%, in interest expense for the year ended December 31, 2006 as compared to year ended December 31, 2005 which reflects an increase in our notes payable from our parent company. In November and December 2005, we issued three promissory notes to our parent company aggregating $1,700,000. The notes bear interest at 8% per annum, are payable on demand, and are unsecured. Interest did not start accruing until 2006 on all notes.

OVERALL

We reported a net loss for the year ended December 31, 2006 of $2,181,748 compared to a net loss for the year ended December 31, 2005 of $396,419. This translates to an overall basic and diluted per-share loss available to shareholders of $.22 for the year ended December 31, 2006, compared to basic and diluted per-share loss of $.04 for the year ended December 31, 2005.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At December 31, 2006, we had a cash balance of $205,907 and working capital deficit of $403,206. Our current assets primarily include approximately $830,000 in cash held in escrow-restricted and $24,000 in prepaid expenses associated with the sale of 10,000 shares of common stock in July 2005 and $ 600 due from a related party. Our current liabilities primarily consist of approximately $37,000 of accounts payable and accrued expenses, $574,000 and $42,000 primarily related to our notes payable and accrued interest from our parent company, respectively. The notes bear interest at 8% per annum, are payable on demand, and are unsecured. During 2006, we have received additional funds under collateralized promissory notes with our parent company, Nanoforce, of $125,000 and repaid a total of $1,250,945. In February 2006, we executed a Security Agreement, as amended, whereby all outstanding notes with our parent company, Nanoforce, are collateralized by substantially all of our assets.

Net cash provided by operations was $79,241 for the year ended December 31, 2006 as compared to net cash used in operations of $366,922 for the year ended December 31, 2005. For the year ended December 31, 2006, we used cash to fund our net loss of $2,181,748 add back of non-cash items such as stock-based compensation and consulting of $2,185,000, depreciation and amortization expense of $18,098, and as well as changes in assets and liabilities of $69,285 offset by non-cash item such as gain on sale of asset of $11,394. For the year ended December 31, 2005, we used cash to fund our net loss of $396,419 add back of non-cash items such as depreciation and amortization expense of $590, impairment loss of $20,000 and changes in assets and liabilities of $8,907.

Net cash used in investing activities for the year ended December 31, 2006 was $220,028 attributable to advances made to a related party of $3,500, and purchases of property and equipment of $319,469. In 2006, we received proceeds from repayment of related party advances of $2,941 and proceeds from sale of asset of $100,000. Net cash used in investing activities for the year ended December 31, 2005 amounted to $28,399 which consisted of $20,000 attributable to the payment of capitalizable legal fees related to patents and purchases of equipment of $8,399.

Net cash used in financing activities was $1,116,945 for the year ended December 31, 2006 as compared to net cash provided by financing activities of $1,853,780 for the year ended December 31, 2005. For the year ended December 31, 2006, we have received additional funds under collateralized promissory notes with our parent company, Nanoforce, of $125,000 and repaid a total of $1,250,945. We have also collected proceeds from subscription receivable of $9,000 associated from the exercise of stock options during 2005. During the year ended December 31, 2005, the Company borrowed $1,768,183 from its related party parent for working capital purposes, sold common shares for net proceeds of $135,930, and received net proceeds of $36,000 from the exercise of stock options and warrants.

Approximately $830,000 in funds for the offer and sale of 166,000 shares of common stock of Refinery Science in a private placement which closed on January 4, 2007, was being held in escrow as of December 31, 2006 by counsel to Refinery Science pursuant to an Escrow Agreement by and between Refinery Science and each investor in the offering. Under the terms of the Escrow Agreement such $830,000 shall be released to the Company upon filing of this Registration Statement on Form SB-2 registering the 166,000 shares for resale and delivery of certificates representing the shares of common stock in the offering to the escrow agent. The proceeds held in escrow were released in February 2007.

Refinery Science’s future liquidity and capital requirements will depend on a number of factors, including the timing and extent of expanded market acceptance of its products, its ability to complete the commercialization of new products, the costs associated with the development of new products and intellectual property protection.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS 155, which applies to certain "hybrid financial instruments," which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value remeasurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. The adoption of SFAS No. 155 did not have a material impact on our financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a significant effect on our future reported financial position or results of operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification, and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We do not expect that this interpretation will have a material impact on our financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged. We are currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

PLAN OF OPERATION FOR THE NEXT 12 MONTHS

We anticipate two major operational events will occur in the next 12 months. They are:

1)	the construction and commissioning of a pre-commercial demonstration upgrader, and

2)	the acquisition of an operating crude oil field .

In the fourth quarter of 2006, we began design and construction of a pre-commercial heavy crude upgrading demonstration unit. We recently have completed the construction of the 15 barrel per day “pre-commercial” heavy oil upgrading demonstration unit in Q1 2007. We will be testing its processing capability under different configurations with various heavy crudes throughout Q1 2007. Based on data acquired from the operation of this unit in Q2, we intend to commence full-scale commercial engineering and design work in Q3 and Q4, and commence construction of a commercial unit in Q4 2007. We estimate this commercial unit will be comprised of modular units that can be readily transported to the field and assembled to process between 1,000 and 3,000 barrels per day of extra heavy crude.

In Q2/Q3 2007, we intend to purchase an operating heavy oil field, likely in Alberta or Saskatchewan, Canada, of between 600 to 3,000 barrels per day of production. We anticipate we will need to pay market price for this field; however we also anticipates that the cost will be considerably less than a light sweet crude field. Throughout the balance of 2007 we intend to efficiently operate the acquired field and continue production of heavy crude. Once construction of the upgrading units are complete, they will be transported to the field and put into operation with as little disruption to production as practical. The Company intends to use its upgrader technology to process this heavy sour crude into sweet light crude and sell this oil through an existing pipeline operator. We believe that installation of the upgrader will enhance the value of the field to be comparable with a light sweet crude field of similar size.

The plan of operation for the next 12 months requires approximately $30,000,000 (primarily devoted to the estimated $17,000,000 cost of field acquisition) and would take place during the course of the 12 months following such funds being available to Refinery Science. The Company anticipates it will acquire the needed funds in Q2 2007 through a combination of equity and debt funding. If Refinery Science Corp. is unsuccessful in obtaining the funds required for the next 12 months, it will continue to fulfill its current pre-commercial upgrader construction and commissioning activities.

Subsequent Events

On October 27, 2006, we issued 1,000,000 shares of our Series A Convertible Preferred Stock to our parent company, Nanoforce, Inc., in exchange for two generators and certain other equipment related to refining of petroleum.

On January 18, 2007, we sold 166,000 shares of common stock to 16 purchasers, at a purchase price of $5.00 per share, for aggregate proceeds of $830,000. Such proceeds were held in escrow and, under the terms of the applicable escrow agreement, were released to Refinery Science upon the filing of a Registration Statement on From SB-2 and delivery by the Company of stock certificates representing the 166,000 shares of common stock to the escrow agent in February 2007.  In February 2007 we granted our new President 1,466,666 common stock options with an exercise price of $5.50 per share 50% of which vest in one year and 50% which vest upon closing of a financing of not less than $30,000,000.

THE BUSINESS

The Company

Refinery Science Corp. is a material science based, petroleum technology business. The Company intends to apply the benefits of its latest developments in material science, engineering, and nanotechnology to build modular, in-field, petroleum upgrading facilities that convert low quality, sour, crude oil into lighter, sweeter crude oil. In order to maximize the benefits the Company can derive from the technology, the Company also intends:

•	to own and operate, both the in-field upgrading facilities, and the oil fields that supply crude oil to our facilities;

•	to enter into profit sharing, joint ventures and/or royalty agreements with existing oil producers to process their crude oil using the Company’s upgrading technology; and

•	to process vacuum and residual bottom oils produced at refineries.

Nanoforce, Inc. (“Nanoforce”) is the majority holder of common stock and all issued shares of Series A Convertible Preferred Stock of the Company. Nanoforce is controlled by our directors David Rendina, Russell Chianelli and Abbas Ghassemi. A chart illustrating Nanoforce, Inc.’s control over us, and assuming conversion of the Series A Convertible Preferred Stock into common stock, is illustrated as follows:

Refinery Science has developed a cost effective, low pressure, catalytic method for upgrading (converting) low value hydrocarbons, like heavy, sour crude oil into lighter, sweeter crude oil. The technology can also be used to convert low value, refinery vacuum and residual bottoms into lighter, more valuable products. The Company has acquired exclusive rights to all petroleum refining, petroleum oil field applications, and petroleum production application (including production from oil sands, oil shale and coal), for 18, fundamental, material science and process patents. It also has an option to license one additional patent from the University of Texas at El Paso.

The Company believes that the greatest single barrier to commercial acceptance of its new technology is the lack of a commercial field demonstration. A field demonstration will allow potential oil and gas operating partners to fairly evaluate the commercial production-scale performance of our technology in comparison to the technology of potential competitors. It will also allow a broader range of potential financiers for other heavy oil acquisitions to evaluate the Company’s technology. Therefore, Refinery Science’s immediate mission is to acquire adequate funding to purchase a producing heavy oil field, and to construct an in-field upgrader at this site. This facility will showcase the operating, financial, and scientific parameters of the Company’s technologies.

The Company intends to implement a four-phase plan that includes the acquisition of a producing heavy oil field and the construction of an in-field, heavy crude oil upgrader. The plan provides revenue-generating opportunities to the Company throughout the development process, and leads to a complete field demonstration of the technology.

The plan includes:

PHASE I: Q1 2007 - This phase is completed. During this period, the Company scaled-up its prototype upgrader to a pre-commercial scale (15bbl/day), continuous flow, heavy crude upgrader. The unit is currently operating, producing test amounts of upgraded crude oil, at Refinery Science’s site located at El Paso, Texas. It includes all storage tanks, processing, and diagnostic equipment necessary to fully evaluate the process throughout Q2 2007 prior to the design of a commercial production unit.

PHASE II: Q2/Q3 2007 - Evaluate and purchase a revenue generating, producing oil field, with a minimum production of 600 barrels per day. Fields with production rates of up to 2,000 barrels per day are currently under consideration. Preference will be given to acquiring fields that have an existing field battery operation and where the operation may be acquired as a going concern.

PHASE III: Q3 2007 through Q2 2008 - Design and build a full-scale upgrader using performance metrics determined in Phase I work. The upgrader will be a modular design so that it can be factory built where materials and labor costs are low and then transported and assembled on our remote oil field production site.

PHASE IV: Q3/Q4 2008 - Permitting, site preparation, assembly of the in-field upgrader, and commissioning of the facility on our oil production site.

Subsequent to the successful demonstration of the facility, the Company may elect to solicit standard bank financing and/or other financing methods to acquire additional oil fields where our upgraders may be installed. In conjunction with this, the Company may also elect to enter into joint ventures, licensing, and/or production sharing agreements with other oil companies to maximize the value of the technologies to the Company’s shareholders. The management’s analysis suggests that following this direction provides the highest potential, lowest risk path to high profits from our new technologies.

Background

The Western Hemisphere has extra heavy crude oil resources. Some of the largest resources are found in stable markets in the U.S., Canada, and Mexico. However, owners of extra heavy crude resources need economically competitive methods to upgrade and transport the heavy crudes from their fields.

Today, most extra heavy crude oils are blended with large quantities of diluents to lower their viscosity prior to shipment. RSC’s technology is designed to be used in field upgraders. These upgraders would typically be located at heavy crude oil batteries or on offshore platforms.

Oil field “Battery”

When first produced, Extra Heavy and Heavy crude can have high levels of impurities. Before it can go into a pipeline, these impurities must be reduced and the viscosity must be decreased so that it will flow.  The “Battery” is where the cleaning and treating of heavy oil occurs.

Currently, extra heavy crude producers typically need to add between 25% to 50% diluents to the crude in order to decrease its viscosity to a point where it can flow to a refinery through a pipeline. Although the addition of diluents decreases the viscosity of the crude they do nothing to enhance the value of the crude.

Refinery Science Corp. believes that the answer to increased utilization of heavy crude resources lies in deploying highly efficient, low complexity, standard size (1000bbl/day) upgraders that can be manufactured where labor and materials are abundant, then shipped and “bolted” together in various configurations at the oil battery. This level of high efficiency/low complexity is made possible by use of RSC’s patented catalyst (Nano-Cat™) and RSC’s proprietary “Catalytic Reactor”, and “Catalyst Breeder” process. The reactor and process are designed to employ the properties of Nano-Cat materials in low pressure integrated systems that greatly improve the economics of producing high quality sweet crude oil from extra heavy and heavy crude oil before it’s shipped to the refinery.

In summary, the key technological advantages over the competition are:

•	lower processing cost to upgrade

•	higher quality products produced; and

•	lower capital equipment costs

RSC’s small foot-print, modular units should be less difficult to deploy in the field

Potential Market

RSC believes that part of the current problem is that multi-billion dollar infrastructure investments must be made before extra heavy crude fields can be put into production using current technologies. Higher cost production techniques, such as Steam Assisted Gravity Drainage (SAGD), have been developed that have the potential to allow smaller production platforms to be installed thereby significantly increasing the accessibility and quantity of product from these oil sand fields. These capital costs are considerably smaller than large-scale tar sands mining operation. However, SAGD uses expensive natural gas to produce the steam they require, and the product they produce is too heavy to be transported in pipelines without significant upgrading or modification with diluents. The Company believes that the deployment of modular upgrading equipment, that uses less natural gas, and increases the quality of the crude to at least pipeline standards, will provide an economically viable solution to accessing the estimated 600 billion barrels of extra heavy crude oil located in the western hemisphere that is currently economically inaccessible.

Proposed Solution

Refinery Science Corp. believes that the answer lies in deploying highly efficient, low complexity, standard size (1000bbl/day) upgraders that can be manufactured where labor and materials are abundant, then shipped and “bolted” together in configurations (for example 30,000bbl/day units) that make sense for a specific heavy oil, oil sands, or SAGD production field. The combination of high efficiency and low complexity is made possible by use of RSC’s dispersed catalyst (called Nano-Cat™), “Catalytic Reactor”, and “Catalyst Breeder” process. The reactor and process are designed to employ the properties of Nano-Cat materials in low-pressure systems that greatly improve the economics necessary to produce high quality sweet crude that can be shipped without diluents. In low-pressure hydrogen atmospheric conditions, Nano-Cat materials assist in helping hydrogen disassociate from hydrocarbons. In high-pressure hydrogen atmospheric conditions, Nano-Cat materials help hydrogen bind with hydrocarbons.

Integrating Production and Upgrading to enhance Profitability

Assessments of the economic viability of extra heavy crude (bitumen) and heavy crude oil production projects have typically shown that increased profits can be most easily harvested by improving the efficiency of Primary and Secondary upgrading. RSC’s technology efficiently completes primary and secondary upgrading of heavy crude oil and converts it into high value crude before it reaches the refinery.

Historically, the profitability independent producers of heavy crude oils has been subject to significant swings due to the volatility in market value of heavy crude versus light crude. It is clear that the light to heavy spread is volatile.

When the spread is low it benefits Producers and when the spread is high it benefits the Upgraders. Integrated Producer/Upgraders are insulted from this volatility.

Refinery Science Corp. intends to leverage the benefit of its new upgrading technology to raise funds so that it acquire companies that have proven reserves of economically recoverable extra heavy and heavy crude and operating oil fields that are currently generating profits from their production. The Company believes that the early acquisition of these production fields will generate significant cash flow throughout our technology development and deployment stage and thus mitigate investor risk. The Company also believes that with the right combination of resources and RSC technology it can become one of the highest profit margin producers in North America.

Technology

The basis for upgrading heavy oils into light oils arises from their basic chemical differences. From a molecular viewpoint, the defining characteristic of heavy oils is that their molecules have a relatively high ratio of carbon-to-hydrogen atoms, while light oils have a relatively low ratio of carbon-to-hydrogen atoms Therefore, there are two principle methods by which heavy crude oil are currently upgraded into light crude oil. They may be broadly characterized as carbon rejection technologies and hydrogen addition technologies.

The most common way to upgrade heavy oils is through carbon rejection processes. These processes involve the removal of some carbon atoms, thereby leaving the remaining oil with a higher proportion of hydrogen-to-carbon, and hence a lighter oil.

The principal problem with the carbon rejection process is that the quality of the products produced are low, in that the carbon rejection process produces a large percentage of petroleum coke that has limited commercial value as it has a relatively low BTU value, and removing the carbon molecules reduces the total number of barrels of lighter oil recovered by 20-30%, i.e., for every 100 barrels of oil upgraded, perhaps 70 will be oil and 30 will be solid, low value, petroleum coke. Petroleum coke is a solid product produced as a by-product from the carbon rejection process. It has a low BTU value and is generally considered a waste product with very little value. Depending on the location where coke is produced, the transportation costs can exceed it value.

The second method of upgrading heavy oils is through hydrogen addition, which involves the catalytic addition of some hydrogen atoms to the crude oil. The additional hydrogen molecules combine with some of the carbon molecules in the crude. This increases the proportion of hydrogen-to-carbon molecules, and produces more light oil. Therefore, hydrogen addition technologies will typically produce slightly more than one barrel of lighter oil for every barrel of crude oil processed.

Although hydrogen addition processes actually increase the quality and quantity of liquid fuel products that can be generated from a barrel of heavy crude oil, they require expensive hydrogen, and complex high-pressure systems. The economics of using these systems in remote locations where field upgraders are needed is usually cost prohibitive.

Refinery Science’s “upgrading” technology employs variations on both carbon rejection technologies and hydrogen addition techniques. It relies on four critical components for its success. They include;

•	a nano-dimensional catalyst that is dispersed in the crude oil before it is processed,

•
a unique, flow-through reactor design that concentrates the action of the catalyst on the most difficult components of the crude to convert while transporting any unconverted components (or petroleum coke) out of the reactor,

•
an industry proven method for converting any unconverted components of the crude into additional liquid fuels, which industry proven method is a combination of gasification and the Fischer Tropsche procedure of gas conversion. Gasification is a technology that has be utilized for several years in various forms to gasify different materials, whereas the Fischer Tropsche procedure of converting gas into liquids has also been used to convert gas into liquids, and the process utilizes a variation of a metallurgical process first industrially proven in the 1880’s called “carbo-therrmic reduction” to produce a combination of hydrogen and carbon monoxide (syngas), and subsequently converts the syngas through by a Fischer Tropsche procedure to liquid fuels.

•
a method for recovering the catalyst for reuse after it has traveled with the crude through the reactor. The catalyst recovery method also removes sulfur from the processed crude to sweeten the final product oil.

Refinery Science Corp. has a clear vision of the technology needed to tap into this market opportunity. A number of the Company’s issued and pending patents describe materials and methods to decompose and upgrade low quality fuels such as coal, asphalt, bitumen, and heavy crude.

Patents

The Company’s technology is supported by ten (10) issued US Patents, eight (8) issued or pending Canadian Patents. The most recent year of issue is 2006; the most recent year of filing is 2005. The Company also has an option to license (1) additional patent from the University of Texas at El Paso. The Company’s patents describe unique materials and methods for the preparation of high activity/selectivity catalysts using proprietary, nano-dimensional materials. These catalysts have demonstrated improved performance in reactions typically employing Ni/Mo and/or Co/Mo, and/or mixed metal oxides such as hydrogenation, methanation, desulfurization, oxidation, etc. The catalysts may be produced in various forms including active dispersions, highly active supported catalysts, and intercalated compounds. Their performance has been used as the basis for the development of the Company’s patent pending upgrading processes.

Patent Numbers
US	Canada
4,822,590	1,282,574
4,853,359	1,302,383
4,996,108	2,005,826
5,932,372	2,316,956
6,143,359	2,424,725
7,008,895	2,429,863
7,060,650	2,431,533
10/409911	2,431,535
60/616189P
60/736109P

UTEP Option: 10/819893

The “UTEP Option” referenced above, is an Option Agreement, effective September 15, 2004, by and between the Company and the University of Texas System, pursuant to which the Company has the option to acquire a worldwide license to practice patent rights and related technology rights to U.S. patent no. 10/819,893. The option expires September 15, 2007. If the Company exercises its option, the Company would have a first right of refusal to negotiate the ensuing license agreement’s principal terms with the University of Texas System.

Competition

Companies with technologies that compete with the Company include, but are not limited to:

Ivanhoe Energy

Ivanhoe Energy is an international oil, exploration, and development company with core operations in the United States and China. Ivanhoe Energy’s focus is to create technologically innovative methods to improve reserves of oil and gas and has developed a proprietary heavy oil upgrading process as well as techniques and processes for the conversion of natural gas. Ivanhoe Energy has acquired technology from Ensyn Group Inc. that upgrades the quality of heavy oil by producing lighter and more valuable crude oil on a relatively small scale. The company’s management believes that our advantages over Ivanhoe Energy’s fast pyrolysis and coking process are that RSC’s technology and system will not only produce higher quality, sweeter, end products but also operates at a much lower temperature. With lower temperatures and pressures, RSC’s advanced upgrader design is far more energy efficient.

Opti Canada Inc.

OPTI Canada Inc. is a Calgary, Alberta-based company recently developed to work on integrated bitumen and heavy oil projects in Canada. OPTI Canada has developed proprietary processes and has integrated oil sands projects working with several other companies in the area. OPTI has developed an upgrader and is combining this technology with hydrocracking and gasification to upgrade bitumen to high quality synthetic crude oil. OPTI Canada also develops processes for the natural gas industry. The company’s management believes that RSC’s technology and equipment can be more practically scaled for fieldwork. Further, we believe that the capital expenditures, equipment required, and overall footprint will be less. Additionally, RSC’s process requires lower temperatures and pressures, and the process allows for the recovery and re-use of catalyst.

Genoil Inc.

Also based in Alberta, Canada, Genoil is an international technology development and process-licensing company. Genoil seeks to provide solutions for the oil and gas industries and has developed innovations including a hydroconversion upgrader. Genoil is seeking to increase global supplies of light, sweet oil as well as converting low value fuels into higher quality synthetic crudes. Refinery Science’s management believes that because Genoil uses a fixed-bed system for the conversion of bitumen, the coke and heavy metals in the process allow for the destruction of the catalyst used, therefore, their design is not as efficient as RSC’s technology. The system developed by Refinery Science also requires significantly lower pressures and temperatures, thus providing a more safe and efficient environment. Unlike the Genoil process, the RSC process does not require the addition of expensive, high-pressure hydrogen.

Employees

As of April 25, 2007, we have 9 full-time employees. We also employ outside consultants from time to time to provide various services. The Company may in the future hire executive officers, administrative employees and independent contractors, as it deems necessary. None of our employees are represented by a labor union. We consider our employee relations to be good.

Properties

We currently lease offices and laboratories on the campus of the University of Texas at El Paso, and at the Bi-National Sustainability Laboratory in Santa Terasa, New Mexico. We also lease a 1.4 acre property comprised of offices and manufacturing facilities in El Paso Texas. Our corporate headquarters are located on the campus of the University of Texas at El Paso at 500 West University Ave., #321 Burges Hall. We believe that this space is adequate for our current needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any legal proceedings.

We are aware, however, that in 2003 Simon Fraser University (“SFU”), of British Columbia, Canada, asserted that it may have not transferred title to certain 6 patents and their related patent rights currently licensed to and used by Refinery Science in the operation of its business, under an Agreement of Sale, dated June 8, 2001, by and between SFU and Lightyear Technologies Inc., a British Columbia corporation (“Lightyear”). Such patents and patents rights had previously been sold by Lightyear to an affiliate company Lightyear Technologies USA Inc., and were subsequently thereafter licensed to Refinery Science. Additionally, we are aware that SFU has stated that the Agreement of Sale is rescinded, though without any explanation about why it may be so rescinded.

SFU has not instituted legal proceedings against the Company or Lightyear Technologies USA Inc. Moreover, the Company is not aware of any judgment or order by a court stating that the Agreement of Sale is rescinded, does not believe that there is any merit to such a prospective claim by Simon Fraser University and intends to vigorously defend itself against any action that Simon Fraser University may, if ever, bring to rescind the Agreement of Sale.

MANAGEMENT

Executive Officers and Directors

The following table sets forth specific information regarding our executive officers and directors as of April 25, 2007.

Name	Age	Position
Mr. David Rendina	53	Chairman of the Board
Mr. Thomas Bugg	56	President and Chief Executive Officer
Dr. Russell Chianelli	60	Secretary, Director
Dr. Abbas Ghassemi	50	Director

There are no family relationships among any of the Directors or executive officers of the Company. Except as provided herein, none of the Company’s Directors or executive officers is a Director of any company that files reports with the SEC. None of the Company’s Directors have been involved in any bankruptcy or criminal proceeding (excluding traffic and other minor offenses), and none have been enjoined from engaging in any business during the past five (5) years.

Set forth below is a brief description of the background and business experience of each of the Company’s existing Directors and executive officers for the past five (5) years:

Mr. ThomasBugg, - President and Chief Executive Officer since February 8, 2007 - Mr. Bugg has been involved in the oil industry for the last 25 years,. From January 2005 to June 2006, Mr. Bugg acted as a consultant to Genoil Inc. From January 1998 to January 2005, Mr. Bugg acted as President of Genoil Inc. From 1988 to 2000, Mr. Bugg acted as President and Chief Executive Officer of Beau Canada Exploration Ltd. (“Beau Canada”), a public company then listed on the Toronto Stock Exchange. While President and CEO of Beau Canada, Mr. Bugg oversaw operations which included drilling and developing several heavy oil fields, drilling and developing gas and light oil fields. Additionally, for the last 5 years Mr. Bugg has been involved in the development of heavy oil upgraders utilizing technology ranging from hydrocracking, fixed bed reactors and ultrasonic enhancements. Mr. Bugg has served on the boards of public companies, petroleum associations and government organizations, including Beau Energy Exploration Ltd., Genoil Inc., Prism Petroleum Inc., TGS Developments Inc., and Alberta Opportunity Company, an Albert provincial lending organization. Some of these boards included the Canadian Association of Petroleum Producers (CAAP), Oilman’s Golf Tournament, and Alberta Opportunity Company. Mr. Bugg received a Bachelor of Commerce in 1972 and a Bachelor of Law in 1973, both from the University of Saskatchewan.

Mr. David D. Rendina Chairman of the Board since July 2004 - Mr. Rendina served as President of the Company from its formation in July 2004 until February 8, 2007. From 1999 to 2004, Mr. Rendina served as President of Lightyear Technologies Inc. where he was responsible for the compilation and execution of the company’s business plan including all aspects of profitability, customer satisfaction, compliance with financial and other regulatory reporting requirements, employee recruiting, employee health and safety issues, and the quality of laboratory service. Additionally, he was responsible for the acquisition and administration of several million dollars in technology development investments. As the principal researcher he was responsible for the generation of proposals, the generation and maintenance of intellectual property, and the execution of the projects arising from the proposals. He was responsible for overseeing all aspects of a team that, at various times, was comprised of over thirty researchers developing a process for mass production of exfoliated materials and exploring their performance as semi-permeable coatings and catalysts. From 1989 to 1997, he served as President and Chief Executive Officer and principal researcher at REND Technologies Inc., where he led a team effort to establish a private, materials research facility. Mr. Rendina also currently serves as President and Director of Nanoforce, Inc. and Transglobal Oil Corp. Mr. Rendina attended the University of Alabama at Birmingham, and subsequently, on examination, was awarded an unlimited international license to practice as a Marine Engineer. He also completed Entrepreneurial Studies at the British Columbia Institute of Technology.

Dr. Russell R. Chianelli - Secretary, Director since July 2004 - Dr. Chianelli has served as a Director and Secretary since July 2004. Dr. Chianelli is also currently Director of the Materials Research and Technology Institute at the University of Texas at El Paso and Professor of Chemistry, Materials and Environmental Science and Engineering. After receiving his PhD, he joined the Corporate Research Laboratories of Exxon Research and Engineering Co in 1974. While at this laboratory he conducted research in both fundamental and applied areas of interest to the energy industry. He has researched Transition Metal Sulfide environmental catalytic materials. This work resulted in over 130 publications and 60 issued United States patents. During this period he was active in the Materials Research Society, serving as vice president (1989), president (1990), past president (1991) and Counselor (1992-1994). In 1996, he joined the Chemistry Department at the University of Texas at El Paso as Chairman and Professor of Chemistry and Environmental Sciences. In 2001, he resigned as Chemistry Department Chairman to head the Materials Research and Technology Institute (MRTI) at UTEP. The MRTI is dedicated to research relevant to the US/Mexico border in Materials related to energy, environment and health. Dr. Chianelli also currently serves as a Director of Nanoforce, Inc. and Transglobal Oil Corp., both companies of which trade on the Pink Sheets. Dr. Chianelli received his B.S. in Chemistry from Polytechnic Institute of Brooklyn in 1970 and his PhD in Chemistry from Polytechnic Institute of Brooklyn in 1974.

Dr. Abbas Ghassemi, - Director since December 2004. Dr. Ghassemi is also currently the Executive Director of WERC, a Consortium for Environmental Education and Technology Development, at New Mexico State University. The Consortium members include: The University of New Mexico, New Mexico Tech, New Mexico State University, and Dine College in collaboration with Sandia and Los Alamos National Laboratories. As the Executive Director of WERC, he is the Chief Operating Officer for programs of over $5 million annually in education and research, managing activities between 4 academic institutions, 2 National Laboratories and several industrial organizations. He is responsible for administrative duties, operation, budget, planning, and personnel supervision for the program. Dr. Ghassemi is also responsible for formulation, coordination, and implementation of WERC’s activities. In addition, he is responsible for interaction and involvement of seventy (70) industrial and government agencies in all aspects of the WERC programs. Prior to joining NMSU/WERC in 1989, Dr. Ghassemi was employed for over 10 years by Monsanto, and its subsidiary, Fisher Controls, Intl., a major process control company, where he was involved in activities ranging from project and technical, to marketing management. In the early to mid 80’s, Dr. Ghassemi served as a technical consultant in process control instrumentation for many world areas, including the Far East and Mideast countries. He also served as application specialist for chemical/petrochemical and pulp and paper industries. Dr. Ghassemi also currently serves as a Director of Nanoforce, Inc., and Transglobal Oil Corp., both companies of which trade on the Pink Sheets. Dr. Ghassemi received his BS in Chemical Engineering, with a Minor in Mathematics form the University of Oklahoma in 1979, and he received his MS and Ph.D. in Chemical Engineering, with a Minor in Experimental Statistics from New Mexico State University in 1989 and 1990, respectively.

Limitations on Directors’ Liabilities and Indemnification

Our articles of incorporation provides that, except to the extent prohibited by Texas law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty unless the breach related to acts or omissions involving intentional misconduct, fraud, or a knowing violation of law. Each of our directors will be liable under Texas law for breach of the director’s duty of loyalty to us for acts or omissions that are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Texas law. This limitation of liability also does not apply to our directors’ liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relieve or rescission.

Our articles of incorporation and Bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by Texas law. Such right of indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our articles of incorporation shall not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our articles of incorporation, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise. We have also secured liability insurance on behalf of our directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our shares of voting stock as of April 25, 2007 by: (i) each person who is known by us to beneficially own more than 5% of the issued and outstanding shares of common stock; (ii) the Chairman and President; (iii) the directors; and (iv) all of the executive officers and directors as a group. For purposes of the beneficial ownership calculations below, the Series A Convertible Preferred Stock, which is convertible into common stock on a 1-for-1 basis, are included on an as converted basis such that the total issued, issuable and outstanding voting stock becomes 11,613,000. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner(1) (2)	No. of shares	Percentage(3)
Nanoforce, Inc. (4)	8,266,646	77.89%
David Rendina, Chairman and President (5)	3,616,943	34.08%
Russell Chianelli, Secretary and Director (6)	2,350,534	22.14%
Tom Bugg (7)	733,333	6.90%
Abbas Ghassemi, Director (8)	274,549	2.58%
All officers and directors as a group (4 persons)	6,975,359	65.72%

(1)	Unless otherwise noted, the address of each person or entity listed is c/o Refinery Science Corp., 500 West University Ave., #321 Burges Hall, El Paso, Texas, 79968.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities that are currently exercisable or exercisable within 60 days of April 25, 2007, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Based on 10,613,000 shares of common stock and 1,000,000 Series A Convertible Preferred Stock (convertible into shares of common stock on a 1-for-1 basis) issued and outstanding on April 25, 2007.

(4)
Represents 10,613,000 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock. Nanoforce, Inc. currently has three directors, David Rendina, Russell Chianelli and Abbas Ghassemi, all of whom serve as directors and/or officers of Refinery Science.

(5)	Mr. Rendina is the beneficial holder of approximately 39% of the issued and outstanding shares of common stock of Nanoforce.

(6)	Dr. Chianelli is the beneficial holder of approximately 27% of the issued and outstanding shares of common stock of Nanoforce.

(7)
Represents 733,333 shares of common stock held by Geopetrol Resources Ltd., a corporation controlled by Mr. Tom Bugg, the President and CEO of Refinery Science. Does not include an option, for a term of 3 years, to purchase 1,466,666 shares of common stock, 50% of which option vests and becomes exercisable upon the closing of a financing in which Refinery Science receives net proceeds of not less than $30,000,000, and 50% of which option vests and becomes exercisable on February 9, 2008.

(8)	Mr. Ghassemi is the beneficial holder of approximately 3% of the issued and outstanding shares of common stock of Nanoforce.

Significant changes in the percentage ownership held by principal shareholders since inception are: (i) an issuance on December 19, 2004, when we issued 1,205,420 shares of common stock to Lightyear Technologies USA, an entity controlled by David Rendina, the Chairman of the Board, (ii) an issuance on August 24, 2004, when we issued 3,616,260 shares of common stock to Russell Chianelli, a Director and our Secretary, (iii) an issuance on August 24, 2004, when we issued 3,616,260 shares of common stock to David Rendina, Chairman of the Board, and (iv) and issuance on October 27, 2006, when we issued 1,000,000 shares of our Series A Convertible Preferred Stock to Nanoforce, Inc., an entity controlled primarily by David Rendina and Russell Chianelli.

EXECUTIVE COMPENSATION

The following tables set forth certain information about compensation paid, earned or accrued for services by our Chief Executive Officer and all other executive officers (collectively, the “Named Executive Officers”) in the fiscal year ended December 31, 2006, 2005 and 2004:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
David Rendina, Chairman of the Board and President (1)	2006 2005 2004	12,500 25,000 -0-	-0- -0- -0-	375,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	387,500 25,000- -0-
Thomas Bugg, President and Chief Executive Officer (2)	2006 2005 2004	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
Russell Chianelli, Director and Secretary (3)	2006 2005 2004	18,000 37,500 25,000	-0- -0- -0-	375,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	393,000 37,500 25,000
Abbas Ghassemi, Director (4)	2006 2005 2004	18,000 37,500 25,000-	-0- -0- -0-	375,000 -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	387,500 37,500 25,000

* Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in Note 7 to our financial statements for the year ended December 31, 2006.

(1) Mr. Rendina resigned as President on February 8, 2007 and has served as Chairman of the Board since July 2004. In 2006, we issued Mr. Rendina 75,000 shares our common stock. The shares were valued at $375,000, which represents 100% of the market price on date of issuance.

(2) Mr. Bugg has served as President and Chief Executive Officer since February 9, 2007. Does not include an option, granted February 9, 2007, for a term of 3 years, to purchase 1,466,666 shares of common stock, 50% of which option vests and becomes exercisable upon the closing of a financing in which Refinery Science receives net proceeds of not less than $30,000,000, and 50% of which option vests and becomes exercisable on February 9, 2008.

(3) Mr. Chianelli has served as a Director and Secretary since July 2004. In 2006, we issued Mr. Chianelli 75,000 shares our common stock. The shares were valued at $375,000, which represents 100% of the market price on date of issuance.

(4) Mr. Ghassemi has served as a Director since December 2004. In 2006, we issued Mr. Ghassemi 75,000 shares our common stock. The shares were valued at $375,000, which represents 100% of the market price on date of issuance.

Employment Agreements

We have an Employment Agreement dated February 9, 2007, with Tom Bugg, our President and Chief Executive Officer. Mr. Bug is compensated at a rate of $280,000 per year for an initial term of ninety (90) days, starting on February 9, 2007; provided, however, that this initial ninety-day term automatically shall extend for a 30-day term upon the termination of such ninety-day period and each subsequent thirty-day term thereafter, unless earlier terminated by Refinery Science in its sole discretion. In the event that Refinery Science closes on a financing in which Refinery Science receives net proceeds of not less than $30,000,000 and this the employment agreement is still effective, Refinery Science has agreed to employ Mr. Bugg and Mr. Bugg has agreed to be employed by Refinery Science for a term of two (2) years, starting on the date of such closing; provided, however, that such two-year term automatically shall extend for one (1) additional year on such second anniversary date and on each subsequent anniversary of such date. Additionally, under the agreement Mr. Bugg received a non-qualified option to purchase 1,466,266 shares of common stock of the Company, 50% of which shall vest and become exercisable at such time that Refinery Science closes on a financing in which Refinery Science receives net proceeds of not less than $30,000,000, and 50% of which shall vest and become exercisable one (1) year after the date of the Employment Agreement, at a purchase price of $5.50 per share, which option shall terminate two years after the date of this Agreement (the “Option”). The Employment Agreement also provides that Mr. Bugg may not compete with Refinery Science for a term of three years, using any technology owned or developed by Refinery Science, after the termination of the agreement.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2006 provided for or contributed to by our company.

Director Compensation

The following table sets forth director compensation as of December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Rendina	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Russell Chanelli	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Abass Ghassemi	-0-	-0-	-0-	-0-	-0-	-0-	-0-

* Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment.  Our policy and assumptions made in valuation of share based payments are contained in Note 7 to our financial statements for the year ended December 31, 2006.

The compensation of each of our directors is fully furnished in the Summary Compensation Table above.

Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors.  All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

On September 18, 2006, we issued shares of our common stock to our officers and directors, or their nominees, as follows:

David Rendina	75,000 shares
Russell Chianelli	75,000 shares
Abbas Ghassemi	75,000 shares

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Rendina	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-
Thomas Bugg(1)	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-
Russell Chianelli	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-
Abbas Ghassemi	-0-	-0-	-0-	N/A	N/A	-0-	-0-	-0-	-0-

(1) Does not include an option, granted February 9, 2007, for a term of 3 years, to purchase 1,466,666 shares of common stock, 50% of which option vests and becomes exercisable upon the closing of a financing in which Refinery Science receives net proceeds of not less than $30,000,000, and 50% of which option vests and becomes exercisable on February 9, 2008.

Securities Authorized for Issuance under Equity Compensation Plans

On August 28, 2006, the Refinery Science Corp. 2006 Stock Option Plan (the “Plan”) was adopted and approved by shareholders. 2,500,000 shares of common stock have been authorized for issuance under the Plan, at the discretion of the Administrator, to be granted as awards under the Plan. As of the date of this Prospectus, an option to purchase 1,466,266 shares of common stock under the Plan is outstanding to our President and Chief Executive Officer, Tom Bugg.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 20, 2004, Refinery Science entered into an Exclusive License Agreement with a company controlled by David Rendina, a director of Refinery Science, pursuant to which Refinery Science acquired certain patent rights in exchange for 1,205,420 shares of common stock of Refinery Science. The terms of the transaction was determined by the Board of Directors of the Company making a determination of the value of the Exclusive License Agreement and the shares of common stock issued as consideration for obtaining the rights under the Exclusive License Agreement. The transaction was on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

In November and December 2005, Refinery Science made three promissory notes in an aggregate sum of $1,700,000 payable to Nanoforce. The notes bear interest at 8% per annum, are payable on demand, and are unsecured. Interest on these notes does not begin to accrue until February 2006 and then shall be payable monthly. At December 31, 2005, principal amounts due under these promissory notes amounted to $1,700,000. During 2006, the Company received additional funds under collateralized promissory notes with its parent, Nanoforce, of $125,000 and repaid a total of $1,250,945. In February 2006, the Company executed a Security Agreement, as amended, whereby all outstanding notes with the parent, Nanoforce, are collateralized by substantially all assets of the Company. The balance of principal and accrued interest was $574,055 and $42,458, respectively, at December 31, 2006. The terms of the transaction was determined by the Board of Directors of the Company making a determination of the need of the Company to borrow cash and the terms of other loan agreements available to the Company. The transaction was on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

Pursuant to a Bill of Sale, Assignment and Assumption Agreement dated September 30, 2006, Refinery Science purchased from Nanoforce, Inc., a Nevada corporation (“Nanoforce”), generator equipment material to the operation of Refinery Science’s business in exchange for 1,000,000 shares of Refinery Science’s Series A Convertible Preferred Stock. Nanoforce is Refinery Science’s largest shareholder and is collectively controlled by Refinery Science’s three directors, David Rendina, Russell Chianelli and Abbas Ghassemi. Nanoforce purchased the generator equipment in August 2006 from Tom Bugg, Refinery Science’s current President and Chief Executive Officer, in exchange for 733,333 shares of common stock of Refinery Science held by Nanoforce. The terms of the transaction was determined by the Board of Directors of the Company making a determination of the value of the generator equipment and the shares of Series A Convertible Preferred Stock issued as consideration for the purchase of the equipment. The transaction was on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered by this prospectus. The information in the table below is current as of the date of this prospectus. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

In January 2007, we closed on a financing transaction with certain private investors and received a total of $830,000 from the sale of 166,000 shares of common stock. We are registering for resale by the investors their shares of common stock. In addition, pursuant to registration rights agreements affording certain existing security holders piggy-back registration rights, we are also registering for resale 10,000 shares of common stock held by our landlord, Bi-National Sustainability Laboratories, and 1,437,201 shares of common stock held by certain other stockholders, which 1,437,201 shares includes, 362,250 shares beneficially held by David Rendina, our Chairman of the Board of Directors, 75,000 shares beneficially held by Russell Chianelli, a Director of Refinery Science, and 75,000 shares beneficially held by Abbas Ghassemi, a Director of Refinery Science, and 733,333 beneficially owned by Tom Bugg or current President and Chief Executive Officer.

We determined beneficial ownership in accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated, we believe the persons or entities named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable. To prevent dilution to the selling shareholders, the following numbers may change because of stock splits, stock dividends or similar events involving our common stock, or as a result of anti-dilution provisions contained in the debentures and warrants held by the selling shareholders.

No selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 9, 2007, by each of the selling shareholders. The number of shares in the column labeled “Shares Registered in this Offering” represent all of the shares that each selling shareholder may offer under this prospectus. The table assumes that the selling shareholders sell all of the shares. We are unable to determine the exact number of shares that actually will be sold. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement with certain of the selling shareholders to maintain the effectiveness of this registration statement until the earlier of the date that all of their shares are sold and the date on which their shares become eligible for resale under Rule 144(k).

			Beneficial Ownership After This Offering
Name	Beneficial Ownership Prior to This Offering	Shares Registered in This Offering	Number of Shares(1)	Percent(1)
Norman Acheson	52	52	0	*
Richard John Adams	35	35	0	*
Carl Ainley	896	896	0	*
Jean Ainsworth	870	870	0	*
John Alexander	1024	1024	0	*
Kenneth Grant Allan	442	442	0	*
William Allan	18	18	0	*
Billy Allen	22	22	0	*
Simon Allsop	415	415	0	*
John Arthur	64	64	0	*
Richard Ashton	256	256	0	*
Francis Auty	640	640	0	*
John Badham	17	17	0	*
Julian Baker	103	103	0	*
Wilfred R Barnard	128	128	0	*
David Barrett	116	116	0	*
John Barrit	1535	1535	0	*
Bedford Investments Partners LLC (2)	25582	25582	0	*
Aubrey Beecher	2047	2047	0	*
Alf R Bejercke	1280	1280	0	*
Robert John Best	2891	2891	0	*
James E Bickel	11456	11456	0	*
Arthur Christopher Blackburn	64	64	0	*
Jacqueline Blows	256	256	0	*
David Boddington	256	256	0	*
David Boersma & Jacoline Boersma, joint tenants	514	514	0	*
David Boersma	52	52	0	*
John Bolland	512	512	0	*
Alistair Cockroft Bolton	976	976	0	*
Arthur Boston	26	26	0	*
Donald Boyd	128	128	0	*
John Bradshaw	320	320	0	*
Krzysztof Brak	2559	2559	0	*
Mark Brierley	640	640	0	*

Stuart Briggs	103	103	0	*
Bernard Valentine Brophy	1024	1024	0	*
Mark Burnett	154	154	0	*
Peter Burton	128	128	0	*
Thomas Bushby	52	52	0	*
Kenneth Cyril Butcher	1587	1587	0	*
David Calvert	525	525	0	*
Colin Campbell	384	384	0	*
Kieth Cannon	62444	62444	0	*
John Capaldo	1648	1648	0	*
David Cardy	896	896	0	*
John Gerard Carey & Katherine M. Carey	320	320	0	*
John R Carwithen	2559	2559	0	*
Ernest Caspary	77	77	0	*
Frank J Castino	7	7	0	*
Derek Catt	1024	1024	0	*
Cede & Co	24675	24675	0	*
Graham Chamberlain	646	646	0	*
Colin Chambers	7803	7803	0	*
Kevin Champman	26	26	0	*
Raymond Arthur Chant	52	52	0	*
Christopher G Chant	1024	1024	0	*
Richard G Chapman	117	117	0	*
Kevin Chapman	26	26	0	*
Peter Cherry	54	54	0	*
Reginald Chesterfield	256	256	0	*
Mervyn Childs	52	52	0	*
Linda Clark	64	64	0	*
Lorne Cohen	1	1	0	*
Andrew Collins	9553	9553	0	*
Peter Colwill	77	77	0	*
John Comish	1280	1280	0	*
John Coope	128	128	0	*
John Coope	128	128	0	*
Paul Corbett	128	128	0	*
Gerald Cotton	255	255	0	*
Cove Consulting Inc. (3)	38142	38142	0	*
Edward Cowell & Patricia Cowell joint tenants	167	167	0	*
Brian Noel Cox	1100	1100	0	*
Roger Cox	538	538	0	*
Neil Cox	128	128	0	*
Brian Craven	103	103	0	*
William J Crawford	5117	5117	0	*
Graham Cryer	20	20	0	*
Graham John Cryer	103	103	0	*
Paul Crane Cunnington	128	128	0	*
Paul Crane Cunnington	128	128	0	*
Richard Frank Dalgleish	320	320	0	*
Michael Walter Dallman	1155	1155	0	*
John Davidson	22	22	0	*
Colin Davies	320	320	0	*
George Davies	205	205	0	*
Malcolm Day & Sandra Day joint tenants	307	307	0	*

Charles Delargy	154	154	0	*
Peter Charles Dennis	51	51	0	*
Marjan Derakhshandeh	128	128	0	*
Gorden Stewart Desborough	1024	1024	0	*
Elizabeth Devine	71	71	0	*
Keith Dingley	2175	2175	0	*
Leslie Dobson	128	128	0	*
Gordon Richard Donaldson & Bridget Gillian Donaldson, joint tenants	806	806	0	*
Giles Robert Philip Donaldson	471	471	0	*
Chris Dover	256	256	0	*
Bruce Mckenzie Drummond	256	256	0	*
Ann E Drury	31	31	0	*
Gerard Duggan	435	435	0	*
Craig Duguid	52	52	0	*
Allan Duthie	128	128	0	*
Hugh Dyer	1525	1525	0	*
Douglas Easson	16	16	0	*
David Edward Eccles & Pamela Cristine Eccles, joint tenants	167	167	0	*
Clive Edwards	1740	1740	0	*
Charles Edwards	2559	2559	0	*
Tony William Edwards	255	255	0	*
Norman Clifford Edwards	256	256	0	*
David Egglesden	103	103	0	*
Gretar Jon Einarsson	52	52	0	*
Colin Edward Ellender	192	192	0	*
Matt Elliot	3582	3582	0	*
Michael W Ellis	197	197	0	*
Charles Elman	768	768	0	*
Colin Ennis	128	128	0	*
Alfred Ernest & Mark Beesley, joint tenants	39	39	0	*
John Eustace	128	128	0	*
David Neville Evans	128	128	0	*
Yvonne Smith Evans	256	256	0	*
David Neville Evans	256	256	0	*
John Farina	461	461	0	*
Thomas Fawcett	2049	2049	0	*
David W Ferris	1535	1535	0	*
John Hn Ferris	154	154	0	*
Dorothy Ferris	39	39	0	*
Franck John Finlayson	640	640	0	*
John Finnegan	231	231	0	*
Ian Fitchett	376	376	0	*
Roland Fitton	307	307	0	*
Andrew Lawrence George Flannagan	180	180	0	*
*Kenneth Fleetham	70	70	0	*
David Fletcher	320	320	0	*
Alex Ford	64	64	0	*
Anthony P Ford	82	82	0	*
Joyce Fowler	307	307	0	*
Vernon Fox	154	154	0	*
Betty Freestone	17	17	0	*

Ludwig Freymann	52	52	0	*
John Froggatt	576	576	0	*
Simon Gabriel	768	768	0	*
Henry Garner	755	755	0	*
Anthony Michael Gethin	768	768	0	*
Purnendu Ghosh	333	333	0	*
G G Gilbert	1	1	0	*
Eric Raymond Gill	141	141	0	*
Christopher Nicholas Gilmore	947	947	0	*
Balfour Scott Matheson Glen	64	64	0	*
Golden Mountain Ventures Inc. (4)	37466	37466	0	*
Christine Margaret Goodfellow & William Paul Goodfellow, joint tenants	563	563	0	*
Donald Goodman	864	864	0	*
Michael Goodyear	52	52	0	*
Marian Gordon	128	128	0	*
Terry Goring	103	103	0	*
Peter Stanley Gracie	2597	2597	0	*
Christopher Graham	952	952	0	*
Derek Graham	205	205	0	*
William George Grant	256	256	0	*
Debbie Lancaster Gray	32	32	0	*
Tim Gray	62	62	0	*
David Green	1919	1919	0	*
Robert Green	1024	1024	0	*
Robert Green	5680	5680	0	*
Peter Greenhalgh	103	103	0	*
Alex Groom	256	256	0	*
John Groom	384	384	0	*
Anthony Groom	154	154	0	*
Peter Warland Groves	52	52	0	*
Keith Gurner	77	77	0	*
Simon James Lewis Gutteridge	256	256	0	*
Eamonn Hall	512	512	0	*
Peter Hall	576	576	0	*
Chris Hall	256	256	0	*
John Hargreaves	2559	2559	0	*
Brian Harison	256	256	0	*
Ian Anthony Harrison	77	77	0	*
Paul Martin Harvey	320	320	0	*
Ishfaq Hashmi	320	320	0	*
David Hastings	27	27	0	*
George Hayes	614	614	0	*
Alistair Strathdee Headrick	128	128	0	*
Ian G Helps	704	704	0	*
David Henderson	896	896	0	*
David Henderson & Marjory Henderson, joint tenants	256	256	0	*
John Heron	2515	2515	0	*
David W Heys	23	23	0	*
Raymond Hibbert	1248	1248	0	*
James Hiddleston	195	195	0	*
Mike Highham	141	141	0	*
George Hirst	13	13	0	*

Russell Jackson Holland	77	77	0	*
Stuart Holland	26	26	0	*
Eric Charles Donald Homer	256	256	0	*
John Hope	144	144	0	*
Kenneth J Hosgood	320	320	0	*
Mark Richard Houghton	640	640	0	*
Gwyn Howell	512	512	0	*
David Hulme	640	640	0	*
William Douglas Hume	256	256	0	*
Paul Hume	103	103	0	*
Gladys Humphreys	432	432	0	*
Thomas Bernard Hunt	64	64	0	*
Norman Huntbach	1280	1280	0	*
Bryan Hunter	45	45	0	*
Peter Hurst	205	205	0	*
Abul Hussain	128	128	0	*
Mujahid Hussain	52	52	0	*
Hubert Leslie Hutchinson	45	45	0	*
Geoffrey Rodcliffe Hyde	1638	1638	0	*
David Illingworth	256	256	0	*
John Midwood Ingham	35	35	0	*
Michael Ingleby	717	717	0	*
Kenneth A D Inglis	512	512	0	*
Charles Andrew Jackson	640	640	0	*
Donald H Jackson	506	506	0	*
Betty Jackson	256	256	0	*
Rustin Gordon Jackson	1	1	0	*
Michel C Jacobs	256	256	0	*
Bruce Jamieson	1280	1280	0	*
Patrick Jefferies	77	77	0	*
Philip Walter Jennings	128	128	0	*
Barrie Jessop	640	640	0	*
Kulvinder Kaur Jhalli	65	65	0	*
Paul Johnson	1024	1024	0	*
Colin Johnson	461	461	0	*
David Wynne Jones	256	256	0	*
Huw Carwyn Jones	359	359	0	*
David Alma Jordan	214	214	0	*
Mark Peter Kallend	1024	1024	0	*
Dirk Katzer	180	180	0	*
Arnold Gordon Kay	52	52	0	*
Michael Keane	921	921	0	*
Pamela Keane	173	173	0	*
Terence Keen	256	256	0	*
Ali Alaister Kelsey	512	512	0	*
Peter Kendell	2559	2559	0	*
John S Kenney	1024	1024	0	*
Jack Kenrick	2559	2559	0	*
David Kenward	640	640	0	*
Arthur Edward Kenyon	1024	1024	0	*
R J Kerr Ltd. (Ballymena)	1919	1919	0	*
R J Kerr & S E Kerr joint tenants	2175	2175	0	*
Mulbagal Khan	285	285	0	*

Adele Jeanette Copeman-King	62	62	0	*
Hilda Lucy Knapp	2357	2357	0	*
T C Knott & K L Knott, joint tenants	205	205	0	*
Xiomara Kretschmer	45792	45792	0	*
Alan Kriens	1599	1599	0	*
Channarayapatha Krishaa	65	65	0	*
Edward Krygrier	256	256	0	*
Timothy Kyle	167	167	0	*
David Frederick Lake	346	346	0	*
Gerald Ernest Lane	205	205	0	*
Dale Edward Langley	896	896	0	*
Mavis Langton	62	62	0	*
Graham Ray Larkin	52	52	0	*
Graham Last	90	90	0	*
Christine Lavan	47	47	0	*
David Law	38	38	0	*
William Lawrence	52	52	0	*
Malcolm Lawson	1497	1497	0	*
John Leach	108	108	0	*
Barrie Lee	1280	1280	0	*
Michael Joseph Lee	1919	1919	0	*
Colin Lee	128	128	0	*
Michael Lee	712	712	0	*
Alex Leishman	256	256	0	*
David Lester	512	512	0	*
Stephen Randall & Lai Leung, joint tenants	128	128	0	*
Darrel Lewis	359	359	0	*
G C Ley	320	320	0	*
Lightyear Technologies (USA) Inc. (4)	249774	249774	___	2.35
Lennox Lindsay	256	256	0	*
Graham Ling	128	128	0	*
Bryan Lipson	3752	3752	0	*
Robert Douglas Lithgow	1407	1407	0	*
Harold Livingston	512	512	0	*
David Llewelyn	52	52	0	*
Arthur Lockey	64	64	0	*
Trevor T Longhurst	39	39	0	*
Ian Lowe	39	39	0	*
John Alexander Lowes	640	640	0	*
Peter J Lucchesi	37466	37466	0	*
Tony Luckham	47	47	0	*
Felix Lustman	3198	3198	0	*
Albert Lutley	77	77	0	*
Andrew Peter Mackenzie	205	205	0	*
Robert William Leask Mackie	52	52	0	*
Duncan Macmichael	7163	7163	0	*
Trisha Makepeace	77	77	0	*
Nigel Mallett	64	64	0	*
Joan Mancuso	63	63	0	*
Marianne H Marco	51	51	0	*
Dennis Marks	640	640	0	*
Brian Marks	103	103	0	*
Christopher Marr	384	384	0	*

Stephen Mars	54	54	0	*
John Martin	128	128	0	*
Brian Maskery	730	730	0	*
Roger Maskery	3582	3582	0	*
Roger Maskrey	2559	2559	0	*
Henry Roger Mason	1245	1245	0	*
Colin Mason	35	35	0	*
Robert Masters	256	256	0	*
Roger Mcall	640	640	0	*
Hugh Mcauley	256	256	0	*
Peter Mccomish	26	26	0	*
Anthony Mcconnell	128	128	0	*
Robin Nicholas Mccormack	220	220	0	*
John Mccormick	1280	1280	0	*
William George John Mccracken	449	449	0	*
John Mccreath	563	563	0	*
James Edward Mccullough	39	39	0	*
Nicholas Bernard Mcelwaine	128	128	0	*
Andrew Mcfetridge	32	32	0	*
Alan Nelson Mcglynn	128	128	0	*
Donald Mcintosh	52	52	0	*
Andrew Mckechnie	80	80	0	*
Robert Mckenna	512	512	0	*
David Mcleod	2303	2303	0	*
Richard Mcleod	2303	2303	0	*
Balraj Mehta	77	77	0	*
Ronald Mcdonald Menzies	64	64	0	*
David Merrick	103	103	0	*
Raymond Brant Middleton	282	282	0	*
Derek Mills	471	471	0	*
Derek John Mills	83	83	0	*
Charles Clifford Minchel	344	344	0	*
John Edward Mitchell	1280	1280	0	*
Tony V. Molesworth	320	320	0	*
Barry Molloghan	39	39	0	*
Monarchy Capital Inc	1024	1024	0	*
Robin Moors	1024	1024	0	*
David Morgan	6396	6396	0	*
Peter Edward Morley	77	77	0	*
Michael W Morling	960	960	0	*
James Morris	640	640	0	*
Roger G Morris	192	192	0	*
Ken Mortimer	128	128	0	*
Adrian Muir	768	768	0	*
John Spencer Munro	512	512	0	*
William Murphy	64	64	0	*
Francis Murphy	155	155	0	*
Alastair Murray	2559	2559	0	*
Paul Nelson	128	128	0	*
Harold Neville	32	32	0	*
Henry George Newman	128	128	0	*
Alec Newton	512	512	0	*
Stephen Harton Nicholls	1722	1722	0	*

Stuart Nicol	180	180	0	*
Tommy Nielson	128	128	0	*
Robert and Carolyn Niland, joint tenants	62444	62444	0	*
Daniel Nimarko	512	512	0	*
Kevin O'Neil	128	128	0	*
Shaun D O'connor	40	40	0	*
John Bernard Oldfield	512	512	0	*
David Oliver	62	62	0	*
Adnan Gharib Omar	32	32	0	*
Erling Onstad	512	512	0	*
Simon Osborn	192	192	0	*
Edgar Wayne Osbourn	1418	1418	0	*
Vernon Ourtram	128	128	0	*
Vernon Outram	563	563	0	*
Gilbert Palmer	461	461	0	*
Myroslav Parashchak	17	17	0	*
William Parke	653	653	0	*
Sherman Parker	231	231	0	*
John L W Parker	52	52	0	*
Bernard Parsons	77	77	0	*
David Parton	52	52	0	*
John Patan	245	245	0	*
Bhupendra Patel	268	268	0	*
Dilip Patel	99	99	0	*
Arthur Pearn	620	620	0	*
Trevor Peddie	176	176	0	*
Anthony Pemberton	99	99	0	*
Michael Ingleby Penmoor	128	128	0	*
Brian Pepper	62	62	0	*
David Philips	640	640	0	*
John Philips	384	384	0	*
Rodney Plassing	26	26	0	*
Ronald Pointon	870	870	0	*
Kees Poortvliet	1280	1280	0	*
Kees Pootvliet	512	512	0	*
George Porteous	13	13	0	*
Rupert Prest	6183	6183	0	*
Russell Luen-Price	419	419	0	*
D Pugsley	512	512	0	*
Christopher John Pullin	256	256	0	*
Mark Radley	2942	2942	0	*
Graham Rainey	154	154	0	*
Arun Rauniar	77	77	0	*
Richard Andrew Reardon	9849	9849	0	*
Peter Martin Reed	249	249	0	*
Michael Reed	17	17	0	*
Ian Rennie	136	136	0	*
Matthew Newman Richardson	384	384	0	*
Christopher Richardson	128	128	0	*
Nigel Riches	2047	2047	0	*
Philip Riley	256	256	0	*
Mary Ewing Ritchie	141	141	0	*
R J Kerr Ltd (Ballymena)	256	256	0	*

Susan Margaret Robb	512	512	0	*
Hugh Percival Roberts	282	282	0	*
John Federick Roberts	160	160	0	*
Alan Edmund Roberts	800	800	0	*
Owen Roberts	502	502	0	*
Cecil Stephen Ross Robertson	1280	1280	0	*
M C Robinson	62	62	0	*
Richard Robson	640	640	0	*
Roy Roebuck	2559	2559	0	*
Alexandre Ronnay	86	86	0	*
Robert Neil Roulston	128	128	0	*
Ronald Robert Rowles	1535	1535	0	*
Robert Rushbrooke	11525	11525	0	*
Shaun Ryan	1535	1535	0	*
John Salako	256	256	0	*
Hugh Sanders	57	57	0	*
Leslie Sanderson	103	103	0	*
Michael Schaffer	1	1	0	*
Harold Scholdagger	1894	1894	0	*
Peter Scudamore	84	84	0	*
Anthony Scully	870	870	0	*
Anthony Seaman	2763	2763	0	*
Corinne Elizabeth Seedall	655	655	0	*
Alan Seekings	384	384	0	*
John Setchell	103	103	0	*
Punit Shah	2047	2047	0	*
Douglas Sharman	128	128	0	*
Jonathan Sharpe	384	384	0	*
Howard Shaw	256	256	0	*
Saundra Shidner	1	1	0	*
David Shipley	256	256	0	*
Gordon Anthony Short	384	384	0	*
Brian Shutes	512	512	0	*
David Shwarz	768	768	0	*
Steve Simpson	26	26	0	*
Margaret Sinclair	31	31	0	*
Ian David Singleton	103	103	0	*
Robert Geoffrey Singleton	563	563	0	*
Simon Sisodia	640	640	0	*
Eddison Skeels	320	320	0	*
Roger Sloper & Pauline Sloper, joint tenants	52	52	0	*
Richard Smith	480	480	0	*
Donald Ernest Smith	52	52	0	*
Peter Spary	71	71	0	*
Robert Alan Stanbury	2559	2559	0	*
Marion Stanfford	52	52	0	*
Susan Starkey	644	644	0	*
Donald Stead	1663	1663	0	*
Martin Stenning	359	359	0	*
Kenneth Stewart	640	640	0	*
John Stewart & Kathleen Verity, joint tenants	1024	1024	0	*
Ian Leonard Stimson	2047	2047		*

Neesha Stock	128	128	0	*
Geoffrey Stocks	128	128	0	*
Malcolm Stratten	54	54	0	*
Graham Street	205	205	0	*
Charlie Sutcliffe	52	52	0	*
Roy Sutcliffe	26	26	0	*
Gerry Taggart	3838	3838	0	*
Gerard Taggart	1285	1285	0	*
Manesh Tailor	512	512	0	*
Margaret Anne Tait	5373	5373	0	*
Peter J Tandy	238	238	0	*
Robert James Tanton	39	39	0	*
Alan Tarleton	52	52	0	*
George Taylor	52	52	0	*
Adrian John Taylor	121	121	0	*
George Taylor	26	26	0	*
Simon Temple	64	64	0	*
David Thomas	41	41	0	*
Colin David Thompson	417	417	0	*
Rawan Kaumar Tohan	1791	1791	0	*
George David Tompkins	231	231	0	*
Ian Robertson Humphrey Tovey	64	64	0	*
Bjulian Alexander Treweek	69	69	0	*
Jean Francois Treyssat	256	256	0	*
Allan Tyrell	52	52	0	*
Michael Umpleby	52	52	0	*
Villanueva Living Trust	62444	62444	0	*
Elaine P Waite	26	26	0	*
Charles Nigel Walsh & Jean Walsh, joint tenants	510	510	0	*
Robert Walton	332	332	0	*
Peter Ward	896	896	0	*
Anthony Wareham	154	154	0	*
Michael Warner	512	512	0	*
Brian Watkins	640	640	0	*
Brian Watkins & Helen Watkins, joint tenants	3198	3198	0	*
Andrew P Watling	52	52	0	*
Edwin Webber	36	36	0	*
Peter Webster	256	256	0	*
Eddy Michael Wheeler	1177	1177	0	*
Norman Whitburn	64	64	0	*
Beresford Robert Winder White	1280	1280	0	*
Anthony White	72	72	0	*
John Whitehouse	2030	2030	0	*
Timothy Whiting	77	77	0	*
Royston Wilbrey	77	77	0	*
Jason Wilcox	768	768	0	*
C Wilgoose	24	24	0	*
Jim Wilkinson	10233	10233	0	*
Thomas Williams	26	26	0	*
Trevor Willis	39	39	0	*
Alan Wilmshurst	28	28	0	*
William Francis Wilson	231	231	0	*

David Andrew Wilson	128	128	0	*
Ewa Balicka Witakowski	178	178	0	*
William Womack	24	24	0	*
Richard Woodhall	128	128	0	*
Alfred Thomas Woodhead	320	320	0	*
Edward Peter Woods	3598	3598	0	*
Alan Woolley	180	180	0	*
John Worthing	44	44	0	*
Robin Wray & Lileen Mary Wray, joint tenants	128	128	0	*
Michael Wren	282	282	0	*
Jonathan David Whitehouse	26	26	0	*
Martin Wylie	49	49	0	*
Mohmod Yaqud	52	52	0	*
Daniel Zubi	90	90	0	*
Daniel Zubli	34	34	0	*
GeoPetrol Resources Ltd.	733,333	733,333	0	*
Bi-National Sustainability Laboratory, Inc. (5)	10,000	10,000	0	*
Ernesto Gamboa	21,000	21,000	0	*
Juan Holguin	10,000	10,000	0	*
Brett Naftzger	7,000	7,000	0	*
Firas Salama	10,000	10,000	0	*
Abbas Ghassemi (6)	274,549	75,000	199,549	1.88%
Marisa Salama	2,000	2,000	0	*
Russell R. Chianelli (7)	2,350,534	75,000	2,275,534	21.44%
David Rendina (8)	3,616,943	75,000	3,541,943	33.37%
Bruce McMillan	2,000	2,000	0	*
Myriam Perez De La Rosa	8,000	8,000	0	*
Xiomara Carolina Krestchmer	50,000	50,000	0	*
Edward Hauptmann	50,000	50,000	0	*
Irene Holguin	5,000	5,000	0	*
Scott Taylor	1,000	1,000	0	*
Javier Aguirre	1,000	1,000	0	*
Harmony Management Co. (9)	25,000	25,000	0	*
IR Investments Inc. (10)	10,000	10,000	0	*
Barry Burns	8,000	8,000	0	*
Joy Burns	2,000	2,000	0	*
Kenneth Atkins	1,000	1,000	0	*
J.A. Cardwell	5,000	5,000	0	*
VCF Management (11)	50,000	50,000	0	*
Robert E. and William D. Skov	6,000	6,000	0	*
Gary E. Williams	1,000	1,000	0	*
Mary Condon	2,000	2,000	0	*
Transglobal Oil Corp. (12)	50,000	50,000	0	*
Carolyn Thomas	2,000	2,000	0	*
Mark Thomas	2,000	2,000	0	*
Robert and Carolyn Niland	20,000	20,000	0	*
James E. Bickel	2,000	2,000	0	*
Harry D. and Jacqueline N. Silsby	5,000	5,000	0	*
MLC Partners, LP (13)	5,000	5,000	0	*
Russell Hanson	5,000	5,000	0	*
Jacob Heydemann	5,000	5,000	0	*
William J. Holmes	5,000	5,000	0	*

*Represents beneficial ownership of less than one percent.

(1) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling shareholders are under no obligation known to us to sell any shares of common stock at this time.

(2) Voting and/or dispositive powers held by Robert Koch.

(3) Beneficially held by Paola Alexandra Barba Barba.

(4) Beneficially held by David Rendina, our Chairman of the Board of Directors.

(5) A non-profit entity operated by Sandia National Laboratories.

(6) Mr. Ghassemi is a Director of the Company.

(7) Mr. Chianelli is a director and Secretary of the Company.

(8) Mr. Rendina is the Chairman of the Board of Directors of the Company.

(9) Voting and/or dispositive powers held by Kate Rendina, daughter of David Rendina, our Chairman of the Board of Directors.

(10) Voting and/or dispositive powers held by Ryan Gibson.

(11) Voting and/or dispositive powers held by Danny Villanueva.

(12) Voting and/or dispositive powers held by David Rendina, Russell Chianelli and Abbas Ghassemi, director and/or an officer of the Company.

(13) Voting and/or dispositive powers held by Michael Miles.

PLAN OF DISTRIBUTION

The Selling Shareholders

We will not receive any proceeds from the sale of the shares being offered on behalf of the selling shareholders. The shares being sold by the selling shareholders may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the shares may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services in the over-the-counter market;

•	through the writing of options, whether the options are listed on an option exchange or otherwise;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the settlement of short sales;

•	through privately negotiated transactions; or

•	through any other legally available method.

In addition, any shares that qualify for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) may be sold under Rule 144 of the Securities Act rather than pursuant to this prospectus.

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time pursuant to this prospectus.

These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares which may be resold thereafter pursuant to this prospectus if the shares are delivered by the selling shareholders.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The staff of the SEC is of the view that selling security holders who are registered broker dealers or affiliates of registered broker dealers may be underwriters under the Securities Act. The SEC is also of the view that any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of such compensation. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being registered in this prospectus. We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. The selling shareholders may not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act, as amended. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act, as amended if any such broker-dealers purchase shares as principal.

We have agreed with the selling shareholders holding debentures that we will maintain the effectiveness of this registration statement until the earlier of the sale of all the shares held by such holders or December 6, 2007 (the date on which the shares may be publicly resold under Rule 144(k). No sales may be made using this prospectus after that date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. We can not assure you that the selling shareholders will sell any of the shares offered by this prospectus. We have agreed to indemnify certain selling shareholders against certain liabilities arising under the Securities Exchange Act of 1934, as amended.

Refinery Science

The Company is also offering ________ shares of Common Stock at a fixed price of $_____ per share (the “Refinery Science Offering”). The Refinery Science offering is being conducted directly by the Company, which proposes to offer the shares on periodic basis, and no compensation is to be paid to any person for the offer and sale of the shares. No underwriter is being used in the Refinery Science.

We plan to commence selling to the public upon the effective date of this prospectus and plan to continue selling until we have either sold all of the shares prior to 24 months from effectiveness of this prospectus, or until we have elected to terminate the shelf offering before expiration of the 24-month period. The funds from the sale of the Shares in the Refinery Science will be available to us for our use as each subscription is closed.

David Rendina, the Company’s Chairman, and Mr. Bugg the Company’s President and Chief Executive Officer, plan to distribute prospectuses related to this offering. We estimate approximately 50 to 150 prospectuses shall be distributed in such a manner. They intend to distribute prospectuses to acquaintances, friends, business associates, and Equity Investment Funds.

Although Mr. Rendina and Mr. Bugg are “associated persons” of the Company, as that term is defined in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), they are not deemed to be a broker for the following reasons:

(1) They not subject to a “statutory disqualification,” as that term is defined in Section 3(a)(39) of the Exchange Act;

(2) They will not be compensated for his participation in the sale of the Company’s securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities; and

(3) They will not be associated person of a broker or dealer at the time of his participation in the sale of our securities.

Mr. Rendina and Mr. Bugg will restrict their respective participation to the following activities:

(1) Not offering the securities with the use of the Internet;

(2) Preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation of a potential purchaser;

(3) Responding to inquiries of a potential purchasers in a communication initiated by the potential purchasers, provided, however, that the content of such responses are limited to information contained in this prospectus;

(4) Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, no broker has been retained by Refinery Science for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our prospectus will be filed.

DESCRIPTION OF SECURITIES

Pursuant to the our Amended and Restated Articles of Incorporation as filed with the Texas Secretary of State on August 30, 2006, our authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, of which 10,613,000 shares are issued and outstanding as of April 25, 2007, and (ii) 25,000,000 shares of “blank check” preferred stock, of which 1,000,000 shares have been designated as “Series A Convertible Preferred Stock”, all 1,000,000 shares of which are issued and outstanding as of April 25, 2007.

Common Stock

On April 25, 2007, there were 10,613,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of Directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, our Shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, our Shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of our preferred stock. As of January 9, 2007, the Company had 1,000,000 shares of its Series A Convertible Preferred Stock issued and outstanding to one investor. Additional Preferred Stock may be issued from time to time in one or more series as determined by the Board of Directors in its sole discretion.

Our Board of Directors is authorized to determine or alter any or all of the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares comprising any such series subsequent to the issue of shares of that series, to set the designation of any series, and to provide for rights and terms of redemption, conversion, dividends, voting rights, and liquidation preferences of the shares of any such series.

Preferred Stock - Series A Convertible Preferred

As noted above, we have 1,000,000 shares of its Series A Preferred Stock issued and outstanding to one investor. The following description of the Series A Preferred Stock is qualified in its entirety by the “Certificate of Designation of Series A Convertible Preferred Stock” as filed with the Secretary of State of the State of Texas on August 31, 2006.

There are two distinguishing features of our Series A Convertible Preferred Stock. First, a holder of Series A Preferred Stock may convert each share into one share of Common Stock at any time. Accordingly, upon full conversion of the Series A Preferred Stock the holder will be entitled to receive 1,000,000 shares of the Company’s Common Stock. Second, the holder(s) of our Series A Convertible Preferred Stock have the right to elect or appoint one member of our Board of Directors. With the exception of these two features, our Series A Convertible Preferred Stock have the same rights and preferences as our Common Stock.

Options

We have an aggregate of 1,466,666 options to purchase shares of common stock outstanding as of the date of this Prospectus.

Effective August 28, 2006, the Company adopted the Refinery Science Corp. 2006 Stock Option Plan (the “Plan”). As of the date of this Prospectus, 1,466,666 options have been granted under the Plan. The purpose of the Plan is to promote the long-term growth and profitability of the Company by (a) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (b) enabling the Company to attract, retain and reward the best-available persons. The Plan permits the granting of stock options (including incentive stock options qualifying under Code Section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted share awards, phantom stock, deferred share units, performance awards, other stock-based awards, or any combination of the foregoing. 2,000,000 shares of common stock have been authorized for issuance under the Plan.

Warrants

We have no warrants to purchase shares of common stock are outstanding as of the date of this Prospectus.

Registration Rights Agreements

We entered into a registration rights agreements with the holders of 166,000 shares of our common stock, pursuant to which we are including in this registration statement such 166,000 shares of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our preferred stock is OTR Transfer, Inc. Their address is 1000 SW Broadway # 920, Portland, Oregon 97205, and their telephone number (503) 225-0375.

Indemnification and Limited Liability Provisions

We have authority under Article 2.02-1 of the Texas Business Corporation Act to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation and our Bylaws require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We intend to enter into indemnification agreements with each of our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Management believes that such indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DETERMINATION OF OFFERING PRICE

There is no public market for the common stock being offered under this prospectus. We are not currently registered on the Over-the-Counter Bulletin Board system or any national securities exchange. We intend to apply to have our common stock approved for quotation on the Nasdaq Capital Market, and have reserved the symbol “RESI” for such purpose. In the event that the Company shares of common stock are not listed for trading on the Nasdaq Capital Market, the Company intends to apply with the Over-the-Counter Bulletin Board (“OTC Bulletin Board”) to make it shares of common stock available for quotation on the OTC Bulletin Board system. However, if we are unable to determine if the Company will be successful in its application with the Nasdaq Capital Market or the OTC Bulletin Board or the price at which the common stock of the Company will trade if and when we become eligible on the Nasdaq Capital Market or the OTC Bulletin Board.

The offering price of the Common Stock of the Selling Shareholders as of the date of this prospectus is identical to the original current issuance price of these shares. The offering price of the Common Stock of the Company has been determined in accordance with the price that the Company obtained in its last private offering of shares of its Common Stock, which was $5.00 per share, and which offering closed on January 4, 2007. The offering prices should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, directly or indirectly, in the Company or any of its parents or subsidiaries. Nor was any such person connected with Refinery Science or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The financial statements included in this Prospectus as of December 31, 2006 and for the years ended December 31, 2006 and 2005, and for the period from July 12, 2004 (inception) to December 31, 2006 have been audited by Salberg & Company, P.A., of Boca Raton, Florida and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar, as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Texas, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL OPINION

Thomas E. Puzzo, Esq., has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders’ of
Refinery Science Corp.

We have audited the accompanying balance sheet of Refinery Science Corp. (a development stage company) as of December 31, 2006, and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2006 and 2005 and for the period from July 12, 2004 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Refinery Science Corp. (a development stage company) as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 and for the period from July 12, 2004 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and working capital deficit of $2,642,312 and $403,206, respectively, at December 31, 2006 and has a net loss of $2,181,748 for the year ended December 31, 2006. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 19, 2007

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
December 31, 2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$205,907
Cash held in escrow - restricted	830,000
Due from related party	559
Prepaid expense	23,750

Total Current Assets	1,060,216

PROPERTY AND EQUIPMENT - Net	1,483,394

Total Assets	$2,543,610

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Note payable - related party parent	$574,055
Liabilities to investors	810,000
Accounts payable	2,704
Accrued expenses	30,627
Accounts payable - related party	3,578
Accrued interest payable - related party parent	42,458

Total Current Liabilities	1,463,422

SHAREHOLDERS' EQUITY:
Preferred stock ($.01 Par Value; 25,000,000 Shares Authorized)
Series A (1,000,000 shares issued and outstanding)	10,000
Common stock ($.01 Par Value; 100,000,000 Shares Authorized;
10,447,000 shares issued and outstanding)	104,470
Additional paid-in capital	3,619,280
Deficit accumulated during development stage	(2,642,312)
Subscription receivable	(11,250)

Total Shareholders' Equity	1,080,188

Total Liabilities and Shareholders' Equity	$2,543,610

See notes to financial statements

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			For the Period from
	For the Year	For the Year	July 12, 2004
	Ended	Ended	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006

NET SERVICE REVENUES	$920,050	$-	$920,050

OPERATING EXPENSES:
Consulting fees	1,859,822	209,681	2,070,903
Professional fees	87,524	20,295	107,819
Impairment loss	-	20,000	20,000
Other general and administrative	1,127,378	144,722	1,334,484

Total Operating Expenses	3,074,724	394,698	3,533,206

LOSS FROM OPERATIONS	(2,154,674)	(394,698)	(2,613,156)

OTHER INCOME (EXPENSE):
Gain on sale of asset	11,394	-	11,394
Foreign currency loss	(10)	-	(10)
Interest income	4,000	844	4,859
Interest expense	(42,458)	(2,565)	(45,399)

Total Other Expense	(27,074)	(1,721)	(29,156)

NET LOSS	$(2,181,748)	$(396,419)	$(2,642,312)

Net loss per common share - basic and diluted	$(0.22)	$(0.04)	$(0.29)

Weighted average number of shares
outstanding - basic and diluted	10,128,981	9,087,330	9,216,031

See notes to financial statements

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Years Ended December 31, 2006 and 2005 and
for the Period from July 12, 2004 (Inception) to December 31, 2006

						Deficit
						Accumulated		Total
					Additional	During		Shareholders'
	Preferred Stock, $.01 Par Value		Common Stock, $.01 Par Value		Paid-in	Development	Subscription	Equity
	Shares	Par Value	Shares	Par Value	Capital	Stage	Receivable	(Deficit)

Balance, July 12, 2004 (Inception)			-	$-	$-	$-	$-	$-

Common stock issued for services to founder	-	-	3,616,260	36,163	(11,163)	-	-	25,000

Sale of common stock to founder	-	-	3,616,260	36,163	(11,163)	-	-	25,000

Common stock issued in exchange for patent	-	-	1,205,420	12,054	(12,054)	-	-	-

Net loss for the period	-	-	-	-	-	(64,145)	-	(64,145)

Balance, December 31, 2004	-	-	8,437,940	84,380	(34,380)	(64,145)	-	(14,145)

Sale of common stock	-	-	1,110,027	11,100	124,830	-	-	135,930

Common stock issued for exercise of options	-	-	301,355	3,013	34,487	-	(9,000)	28,500

Common stock issued for exercise of warrants	-	-	150,677	1,507	17,243	-	(11,250)	7,500

Net loss for the year	-	-	-	-	-	(396,419)	-	(396,419)

Balance, December 31, 2005	-	-	10,000,000	100,000	142,180	(460,564)	(20,250)	(238,634)

Preferred stock issued in exchange for equipment	1,000,000	10,000	-	-	1,246,570	-	-	1,256,570

Common stock issued for services	-	-	437,000	4,370	2,180,630	-	-	2,185,000

Common stock issued for prepaid rent and
subscription receivable	-	-	10,000	100	49,900	-	-	50,000

Cash collected for subscriptions receivable	-	-	-	-	-	-	9,000	9,000

Net loss for the year	-	-	-	-	-	(2,181,748)	-	(2,181,748)

Balance, December 31, 2006	1,000,000	$10,000	10,447,000	$104,470	$3,619,280	$(2,642,312)	$(11,250)	$1,080,188

See notes to financial statements

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			For the Period from
	For the Year	For the Year	July 12, 2004
	Ended	Ended	(Inception) to
	December 31,	December 31,	December 31,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,181,748)	$(396,419)	$(2,642,312)

Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation and amortization	18,098	590	18,688
Gain on sale of asset	(11,394)	-	(11,394)
Common stock issued for to related party for services	-	-	25,000
Stock-based compensation and consulting	2,185,000	-	2,185,000
Impairment loss	-	20,000	20,000
Changes in assets and liabilities:
Escrow deposit	2,000	(2,000)	-
Accounts payable	(6,437)	8,341	2,704
Accrued expenses	30,627	-	30,627
Accounts payable - related party	3,578	-	3,578
Accrued interest payable	39,517	2,566	42,458

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	79,241	(366,922)	(325,651)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in intangible asset	-	(20,000)	(20,000)
Due from related party	(3,500)	-	(3,500)
Proceeds received from repayment of related party advances	2,941	-	2,941
Proceeds received from sale of asset	100,000	-	100,000
Purchase of property and equipment	(319,469)	(8,399)	(327,868)

NET CASH USED IN INVESTING ACTIVITIES	(220,028)	(28,399)	(248,427)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable - related parties	125,000	1,768,183	1,911,333
Repayments on note payable - related parties	(1,250,945)	(86,333)	(1,337,278)
Proceeds from collection of subscription receivable	9,000	-	9,000
Proceeds from sale of common stock	-	135,930	160,930
Proceeds from exercise of stock options	-	28,500	28,500
Proceeds from exercise of stock warrants	-	7,500	7,500

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,116,945)	1,853,780	779,985

NET INCREASE (DECREASE) IN CASH	(1,257,732)	1,458,459	205,907

CASH AND CASH EQUIVALENTS - beginning of year	1,463,639	5,180	-

CASH AND CASH EQUIVALENTS- end of year	$205,907	$1,463,639	$205,907

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash investing and financing activities:
Common stock issued in exchange of patent	$-	$-	$6,000
Exercise of stock options for subscription receivable	$-	$20,250	$20,250
Preferred stock issued in exchange of equipment	$1,256,570	$-	$1,256,570
Common stock issued for subscription receivable and prepaid rent	$50,000	$-	$50,000
Cash received into escrow for liabilities to investors	$810,000	$-	$810,000
Cash received into escrow for payment of subscription	$20,000	$-	$20,000

See notes to financial statements.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Refinery Science Corp. (“Refinery Science”, “RSC” or the “Company”) was incorporated in the State of Texas on July 12, 2004. The Company is a development stage, materials science based, petroleum processing technology business. The Company intends to apply the benefits of its latest developments in materials science and engineering to:

•	upgrade heavy and extra-heavy crude in the field
•	significantly reduce the cost to transport extra heavy crude from the field to the refinery

RSC has developed a low pressure, catalytic method for upgrading heavy crude oil in the field. The technology has the potential to significantly increase the quality and reduce the cost of transporting these resources.

Refinery Science Corp. intends to leverage the benefit of its new upgrading technology to acquire and/or partner with companies that have proven reserves of extra heavy and heavy crude. The Company believes that with the right combination of resources and RSC technology it can become one of the highest profit margin producers in North America.

On November 23, 2005, the shareholders of the Company entered into a Share Exchange Agreement with Nanoforce, Inc. (“Nanoforce”), whereby, in December 2005, Nanoforce purchased all of the issued and outstanding shares of the Company. Accordingly, the Company became a wholly-owned subsidiary of Nanoforce. In August 2006, Nanoforce distributed approximately 10% of the Company’s common shares that it held, to its shareholders. Accordingly, the Company became 90% owned or majority-owned subsidiary of Nanoforce rather than a wholly-owned subsidiary. The parent ownership percentage decreased further to approximately 79% as of December 31, 2006 as a result of additional share issuances (see Note 7).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the valuation of equipment acquired from a related party and subsequent valuation of such equipment, the valuation of stock-based compensation and fees, the valuation of capitalized patent costs, and the useful life of property and equipment.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, notes payable and accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from three to five years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangibles and other long-lived assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting for Derivatives

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under Statement of Financial Accounting Standards 133 “Accounting for Derivative Instruments and Hedging Activities” and related interpretations including EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”.

The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as an other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS 133 are reclassified to liability at the fair value of the instrument on the reclassification date.

Contingencies

Certain conditions may exist as of the date financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. During 2006, the Company’s revenues were from services performed and were recognized as services were rendered.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Net loss per common share

Basic net loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted net loss per common share is not presented because it is anti-dilutive. At December 31, 2006 and 2005, the Company did not have any dilutive securities.

Research and development

Research and development costs, if any, are expensed as incurred. For the years ended December 31, 2006 and 2005, research and development costs were $121,262 and $48,556, respectively and included in the accompanying statements of operations in other general and administrative expenses.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended December 31, 2006 and 2005 were not material.

Foreign currency transactions

The Company periodically engages in transactions in countries outside the United States which may result in foreign currency transaction gains or losses. Gains and losses resulting from foreign currency transactions are recognized in operations of the period incurred.

Stock-based compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, the Company recognized the cost resulting from all stock-based payment transactions including shares issued under its stock option plans in the financial statements.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation (continued)

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).

The following table sets forth the computation of basic and diluted income per share for the year ended December 31, 2005 and illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

2005
Net loss as reported	$(396,419)

Less: total stock-based employee compensation expense determined under fair value based method, net of related tax effect	(1,500)

Pro forma net loss	$(397,919)

Basic and diluted loss per common share:
As reported	$(.04)
Pro forma	$(.04)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of -0- percent; expected volatility of 71 percent based on comparable companies; risk-free interest rate of 3.75 percent and an expected holding period of .71 years based on the short contractual period.

Recent accounting pronouncements

In February 2006, the FASB issued SFAS 155, which applies to certain "hybrid financial instruments," which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value remeasurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under SFAS 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. The adoption of SFAS No.155 did not have a material impact on the Company's financial position and results of operations.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109." This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding de-recognition, classification, and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this interpretation will have a material impact on its financial position, results of operations, or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). This Statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The Statement is to be effective for the Company’s financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the amount of the error in the current year financial statement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the misstatement’s year(s) of origin. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a Company determines that an adjustment to prior year financial statements is required

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for interim periods of the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have an impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 2 - BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation as Development-stage Company

The Company presents its financial statements in accordance with SFAS No. 7 “Accounting and Reporting by Development Stage Enterprises”. This statement specifies the guidelines for identifying an enterprise in the development stage and the standards of financial accounting and reporting for such an enterprise, which includes among other things, presentation of inception to date statements of operations and cash flows. Since approximately 95% of revenues in 2006 are derived from a related party and not from planned principal operations, the Company is considered to remain in the development stage through December 31, 2006. Activities during the development stage include raising capital, conducting research and development activities, and implementing the Company’s business plan.

Going Concern

The accompanying financial statements are prepared assuming the Company will continue as a going concern. Going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company is in the development stage and has an accumulated deficit and working capital deficit of $2,642,312 and $403,206, respectively, at December 31, 2006 and has a net loss and cash provided by operations of $2,181,748 and $79,241, respectively, for the year ended December 31, 2006. During the years ended December 31, 2005 and 2006, the Company borrowed $1,700,000 and $125,000, respectively, from its related party parent for working capital purposes, and repaid $1,250,945 to its related party parent in 2006. Additionally, during the year ended December 31, 2005, the Company sold common shares for net proceeds of $135,930, and received net proceeds of $36,000 from the exercise of stock options and warrants. In 2006, the Company collected subscriptions receivable of $29,000 of which $20,000 is included in the escrow account at December 31, 2006. . Although the Company had revenues and therefore generated cash from operations, the majority of the revenues is derived from a related party and may be non-recurring. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to generate sales volume and in its ability to raise additional funds, there can be no assurances to that effect. These financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 2006, property and equipment consisted of the following:

	Estimated Life
Computer Equipment	3 Years	$$8,710
Generator Equipment	(1)	1,256,570
Truck	(1)	6,416
Lab Equipment	5 Years	222,293
		1,493,989

Less: Accumulated Depreciation		(10,595)

		$1,483,394

For the year ended December 31, 2006 and 2005, depreciation expense amounted to $11,848 and $590, respectively.

(1) As of December 31, 2006, the Company has not begun to depreciate the generator equipment and truck since they had not yet been placed in service. The Company is in the process of determining the useful life of the generator equipment (see Note 5, 7, and 9). The truck’s estimated useful life is 5 years.

In January 2006, the Company acquired a townhouse from a third party for $90,448 that was sold for $100,000 in August 2006 realizing a gain on sale of assets of $11,394. The depreciation expense on the townhouse amounted to $1,843 which is included in the $11,848 above.

NOTE 4 - INTANGIBLE ASSETS

On December 20, 2004, the Company entered into an Exclusive License Agreement with a related party affiliate. The President of the Company is also an officer of the related party affiliate. In connection with the agreement, the Company acquired from the related party affiliate certain patent rights by issuing 1,205,420 common shares. In accordance with the Securities and Exchange Commission’s SAB Topic 5G, "Transfers of non-monetary Assets by promoters or shareholders”, the value assigned to the 1,205,420 common shares was zero being the historical cost basis to the related party affiliate under generally accepted accounting principles. Under the agreement, the Company shall register the 1,205,420 shares no later than three years from the agreement date. The agreement also contained anti-dilution provisions related to the 1,205,420 shares which expired in December 2005 without any additional share issuances. On June 26, 2006, the related party affiliate assigned their licensor rights under the agreement to the Company’s parent, Nanoforce (see Note 8).

During 2005 the Company incurred $20,000 of capitalizable legal fees relating to patents. As of December 31, 2005 the Company determined that it did not have a basis for projecting positive future cash flows to allow a non-zero fair value determination for the legal fee patent costs. Accordingly, the Company recognized impairment loss of $20,000.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 5 - NOTES PAYABLE - RELATED PARTY PARENT

In November and December 2005, the Company entered into three promissory note agreements with Nanoforce, Inc., the Company’s parent aggregating $1,700,000. The notes bear interest at 8% per annum, are payable on demand, and are unsecured. Interest on these notes does not begin to accrue until February 2006 and then shall be payable monthly. At December 31, 2005, principal amounts due under these promissory notes amounted to $1,700,000. During 2006, the Company received additional funds under collateralized promissory notes with its parent, Nanoforce, of $125,000 and repaid a total of $1,250,945. In February 2006, the Company executed a Security Agreement, as amended, whereby all outstanding notes with the parent, Nanoforce, are collateralized by substantially all assets of the Company. The balance of principal and accrued interest was $574,055 and $42,458, respectively, at December 31, 2006.

NOTE 6 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has a net operating loss carryforward for tax purposes totaling approximately $433,000 at December 31, 2006 expiring through the year 2026. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).

Temporary differences, which give rise to a net deferred tax asset, are as follows:

	2006	2005

U.S and State net operating loss carryforwards	$172,925	$174,226

Total deferred tax assets	172,925	174,226

Less: Valuation allowance	(172,925)	(174,226)

	$-	$-

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 6 - INCOME TAXES (continued)

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for fiscal 2006 and 2005:

	2006	2005

Computed "expected" tax expense (benefit)	$(741,794)	$(134,782)
State income taxes	(130,905)	(23,785)
Non-deductible stock-based expense	874,000	-
Change in valuation allowance	(1,301)	158,568

Effective tax rate	$-	$-

The valuation allowance at December 31, 2006 was $172,925. The decrease during fiscal 2006 was $1,301.

NOTE 7 - SHAREHOLDERS' EQUITY (DEFICIT)

Stock Split

In July 2006 the Company authorized a 2.009033 for 1 common stock split effected in the form of a stock dividend. All share and per share data in the accompanying financial statements has been retroactively adjusted to account for this stock split.

Authorized Shares

On August 31, 2006, the Company amended its articles of incorporation and increased the numbers of authorized shares of the Company to 125,000,000, of which 100,000,000 shares, par value $.01 per share shall be common stock and 25,000,000 shares of par value $.01 per share shall be preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors.

Preferred stock

The Company is authorized to issue 25,000,000 shares of Preferred Stock, par value $.01, with such designations, rights and preferences as may be determined from time to time by the Board of Directors. All preferred stock shall be non-cumulative with no preemptive rights.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 7 - SHAREHOLDERS' EQUITY (DEFICIT) (continued)

Preferred stock (continued)

On August 31, 2006, the Board of Directors established a Series A Convertible Preferred Stock (the "Series A Preferred Stock") authorized to be issued by the Company, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions as follows:

The authorized number of shares of Series A Preferred Stock shall be 1,000,000. Each share of Series A Preferred Stock shall have a $.01 par value. Each share of Series A Preferred Stock shall be convertible at the option of the holder into one share of common stock of the Company, subject to adjustment for reorganization, reclassification, stock split or stock dividend. No less than 50 Series A shares may be converted at any one time. Each share of Series A Preferred Stock is entitled to one vote per share of common stock issuable upon conversion of the Series A Preferred Stock and each share of Series A Preferred Stock has equal rights to common stock and rights to receive any accrued and unpaid dividends upon liquidation.

For as long as any shares of Series A Preferred Stock remains outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Company’s Board of directors, as outlined in the amended and restated articles of incorporation.

In September 2006, the Company issued 1,000,000 of the Series A preferred stock to its parent, Nanoforce, in exchange for generator equipment (see Note 3). Nanoforce had recently acquired from a third party company. Due to the related party shareholder relationship between the Company and its parent and in accordance with the Securities and Exchange Commission’s SAB Topic 5G, "Transfers of non-monetary assets by promoters or shareholders”, the initial value assigned to the asset and preferred shares was $2,200,000 being the original cost basis to the parent based on the fair value of the equipment determined by examining replacement cost for such type of equipment. Subsequent to September 30, 2006, management obtained a more accurate appraisal data for the generator equipment which resulted in a value less than the initial valuation of $2,200,000. The Company treated this as a change in accounting estimate thereby reducing the asset value and additional paid-in capital to $1,256,570.

Common Stock

On August 2, 2004, the Company issued 3,616,260 shares of common stock to a founder for net proceeds of $25,000 or $0.0069 per share.

On August 2, 2004, the Company issued 3,616,260 shares of restricted common stock to a founder of the Company for services rendered. The Company valued these common shares at the fair market value on the dates of grant of $0.0069 per share or $25,000 based on the recent selling price of the Company’s common stock to a founder of the Company. Accordingly, for the period from July 12, 2004 (inception) to December 31, 2004, the Company recorded stock based compensation of $25,000.

On December 20, 2004, the Company issued 1,205,420 shares of common stock to a founder in exchange for patent rights (See Note 4). Due to the zero cost basis of the patents rights as discussed in Note 4, the Company recorded the par value of the shares as a charge to additional paid-in capital.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 7 - SHAREHOLDERS' EQUITY (DEFICIT) (continued)

Common Stock (continued)

On March 15, 2005, the Company sold shares of common stock as part of a unit purchase where each share sold at the subscription price of $.0498 share and included one warrant to purchase one additional common share at the warrants price for three years after a one year holding period. Accordingly, the Company issued 150,677 shares of common stock and granted 150,677 warrants for net proceeds of $7,500. The warrant price escalated each year according to the following schedule: warrant may be exercised between March 10, 2006 and March 9, 2007 at an exercise price of $.1244; warrant may be exercised between March 10, 2007 and March 9, 2008 at an exercise price of $.2489; and warrant may be exercised between March 10, 2008 and March 9, 2009 at an exercise price of $.3733. The warrants expire on March 10, 2009. Subsequently in 2005 the Board authorized the early issuance of these warrants and on December 3, 2005, in connection with the exercise of 150,677 warrants, the Company issued 150,677 shares of common stock for net proceeds of $7,500 and a receivable of $11,250 to the holder who is a related party director of the Company. There was no accounting effect to the modification of the warrants to allow early issuance as these warrants were not compensatory.

Between May and December 2005, the Company completed the closing of a private placement of a total of 3.18 units, each unit (“Unit”) consisting of 301,355 shares of our common stock at a purchase price of $40,500 per Unit, to accredited investors. Accordingly, the Company issued 959,350 shares of common stock and received net proceeds $128,430 from the private placement. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). None of the Units or common stock, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

On December 3, 2005, in connection with the exercise of stock options, the Company issued 301,355 shares of common stock to three directors for net proceeds of $28,500 and a subscription receivable from the Company’s president and principal stockholder of $9,000. The subscription receivable was collected during the year ended December 31, 2006.

In July 2006 (the “effective date”), the Company and a third party entered into an agreement whereby the third party agreed to provide warehouse and office space and use of laboratory equipment in the third party’s laboratory area of their facilities for 2 years and pay $20,000 to the Company in exchange for 10,000 common shares of the Company. The space was valued at $30,000 in the contract based on comparative market data and accordingly the total price for the shares is $50,000 or $5.00 per share which is equal to the contemporaneous offering price for a private placement (see below) The Company recorded a subscription receivable of $20,000 and a prepaid rent asset of $30,000. The $20,000 was paid in December 2006 and is being held in escrow and the $30,000 is being amortized to rent expense over the two-year term. Amortization of prepaid rent was $6,250 through December 31, 2006.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 7 - SHAREHOLDERS' EQUITY (DEFICIT) (continued)

Common Stock (continued)

On September 18, 2006, the Company granted and issued 437,000 common shares to various employees, consultants and advisors for past services rendered. The shares were valued at the then recent contemporaneous offering price of $5.00 per share (see below) resulting in a value of $2,185,000 and recognized immediately. The $2,185,000 consists of $1,600,000 of consulting expense included in consulting fees, and $585,000 of compensation expense included in other general and administrative expense in the accompanying financial statements.

From October 2006 through December 2006, the Company raised $810,000 under a private placement of 162,000 common shares at $5.00 per share which amount was held in escrow as of December 31, 2006. As of December 31, 2006, the Company has not accepted the common stock subscription agreements in connection with this private placement and accordingly, recorded the escrow funds as a restricted asset and a corresponding liability to investors amounting to $810,000 as reflected in the accompanying balance sheet. Upon acceptance of the common stock subscription agreements, the Company will reclassify the liability to investors to common stock issuable and paid in capital. Additionally, the escrow funds will become unrestricted. The Company accepted the subscriptions and the escrow funds were released to the Company in February 2007. The investors were also provided a registration rights agreement whereby the Company agreed to register the shares before the later of (a) December 1, 2006 or (b) 15 days after the auditors complete their audit report and audited financial statements in a form such that the Company may file them in a Form SB-2. The Company must also maintain effectiveness for a stipulated period. There are no liquidated damages or penalties associated with non-compliance (see Note 11).

Stock Options

On March 15, 2005, an aggregate of 301,355 options were granted to three directors of the Company with an exercise price of $.1244 per share. The options vest at the anniversary date of the Directors’ first year of service and expire three years from the grant date. All options were vested as of December 2005 and at that time, were exercised (see above). In connection with these options, the exercise price equaled or exceeded the fair market value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized.

On August 16, 2006, the Company’s board of directors approved the Refinery Science 2006 Stock Option Plan (the “2006 Stock Option Plan”) and authorized and reserved for issuance 2,500,000 common shares under such plan.

On August 29, 2006 the Company granted options to purchase 15,000 and 10,000 common shares to an employee pursuant to an employment agreement. The 15,000 options vest after one year of service and the 10,000 options vest after a performance condition is met. The options have an exercise price of $5.00 per share and a term of three years. The 10,000 options will not be valued or recognized until the contingent event occurs in accordance with SFAS 123R. The 15,000 options were valued on the grant date using a Black-Scholes option pricing model with the following assumptions: stock price of $5.00 per share, volatility of 82% (estimated using volatilities of similar companies), expected term of two years (estimated using the simplified method under SAB 107), and a risk free interest rate of 4.92%. The resulting value of $34,650 will be recognized over the vesting period through August 2007 beginning January 2007 since the 2006 portion was not material.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 7 - SHAREHOLDERS' EQUITY (DEFICIT) (continued)

Stock Options (continued)

A summary of the stock options as of December 31, 2006 and 2005 and changes during the periods are presented below:.

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Number of Options and Warrants	Weighted Average Exercise Price	Number of Options and Warrants	Weighted Average Exercise Price
Stock options
Balance at beginning of year	-	$-	-	$-
Granted	15,000	5.00	301,355	0.1244
Exercised	-	-	(301,355)	(0.1244)
Forfeited	-	-	-	-
Balance at end of year	15,000	$5.00	-	$-

Options exercisable at end of year	-	$-	-	$-

Weighted average fair value of options granted during the year		$2.31		$0.01

The following table summarizes information about employee stock options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2006	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2006	Weighted Average Exercise Price
$5.00	15,000	3.67	$5.00	-	$5.00
$5.00	15,000		$5.00	-	$5.00

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Dispute Regarding Patent Rights

The related party affiliate who sold the patents rights to the Company is in a dispute with the University who sold 6 out of 18 of such patent rights to them in year 2001. The University claims the purchase agreement has been rescinded. Management of the affiliate believes that since the affiliate paid the consideration near the purchase date, the sale was consummated and the University cannot unilaterally rescind the agreement. The University has not instituted legal proceedings against the Company. Moreover, the Company is not aware of any judgment or order by a court stating that the Agreement of Sale is rescinded, does not believe that there is any merit to such a prospective claim by the University and intends to vigorously defend itself against any action that the University may, if ever, bring to rescind the Agreement of Sale (see Note 4 “Intangible assets” and see Note 10 regarding concentration of the Company’s business relating to patent rights).

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 8 - COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases

The Company leases office space under an operating lease that commences in October 2006 and expires on October 31, 2011. The Company also leases office space under a lease that expired on December 31, 2006. The October 2006 lease agreement has certain escalation clauses and renewal options. Future minimum rental payments required under the operating leases are as follows:

2007	$50,184
2008	50,184
2009	50,184
2010 and thereafter	92,004

Total	$242,556

The Company also utilizes laboratory spaces under an agreement where prepaid rent was recorded by the Company and is being amortized over a period of 2 years at $1,250 per mont(see Note 7).

Rent expense for the periods ended December 31, 2006 and 2005 was $38,663 and $5,721, respectively.

NOTE 9 - RELATED PARTY TRANSACTIONS

On December 20, 2004, the Company entered into an Exclusive License Agreement with a related party affiliate. The President of the Company is also an officer of the related party affiliate. In connection with the agreement, the Company acquired from the related party affiliate certain patent rights by issuing 1,205,420 common shares (see Notes 4 and 7).

During 2004 and 2005, the Company borrowed $18,150 and $68,183 pursuant to a $25,000 line of credit, from an affiliate owned by an officer of the Company at an interest rate of Prime plus 2%. During 2005, the Company repaid these loans in full totaling $86,333. Unpaid accrued interest at December 31, 2005 of $2,941 was offset during 2006 against a receivable that was due from the same related party. Related expenses paid by the affiliate and recorded by the Company were $68,183 in 2005 of which $20,000 of that amount is included in impairment expense and the remainder is in other general and administrative expenses.

During 2006 two directors were paid consulting fees of $22,000 and $67,058, respectively for non-director consulting services. During 2005 two directors were paid consulting fees of $37,500 and $27,500, respectively and during 2004 one of them was paid $25,000 for non-director consulting services.

During 2005 the Company paid $9,000 of legal fees to an attorney who is an immediate family member of the Company’s president.

At December 31, 2005 the Company had a subscription receivable of $9,000 from the president and principal stockholder of the Company relating to an option exercise and a subscription receivable of $11,250 from a director relating to an option exercise. During the year ended December 31, 2006, the $9,000 subscription receivable from the president and principal stockholder was paid. At December 31, 2006, the subscription receivable of $11,250 from a director relating to an option exercise remains due.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 9 - RELATED PARTY TRANSACTIONS (continued)

During 2006, the Company received additional funds under collateralized promissory notes with its parent, Nanoforce, of $125,000 and repaid a total of $1,250,945. The average balance due to the parent during the years ended December 31, 2006 and 2005, was $47,838 and $141,667, respectively, and the principal balance due at December 31, 2006 was 574,055 (see Note 5).

Starting June 20, 2006, the Company contracted with a related party affiliate affiliated through common control of the Company’s president, to perform research and development services for that affiliate for an initial 15 months period and recorded $875,000 of revenues. No related cost was incurred during the period.

In September 2006, the Company issued 1,000,000 of the Series A preferred stock to its parent, Nanoforce, in exchange for generator equipment (see Notes 3 and 7).

At December 31, 2006, $3,578 was due to two directors of the Company.

The Company believes that all expenses of the subsidiary, paid by the parent, have been properly allocated to the Company’s financial statements during the years ended December 31, 2006, 2005, and 2004, and management believes that such allocation is reasonable.

NOTE 10 - CONCENTRATIONS

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and marketable equity securities. The Company places its cash with high credit quality financial institutions. The Company maintains its cash in bank deposit accounts, which, at times, exceed federally insured limits. At December 31, 2006, the Company had approximately $183,000 in United States bank deposits, which exceeded Federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2006.

Patent rights concentration

The Company’s business relies on patent rights acquired under a contract with a related party affiliate controlled by the Company’s president and principal shareholders (see Notes 4 and 8).

Lender concentration

During 2006 and 2005, the Company was dependent on one lender; its parent (see Notes 5 and 9).

Market concentrations

The Company’s business is dependent upon the demand for its product and services in the world oil markets which demand can fluctuate greatly based on various economic, political and technological factors.

REFINERY SCIENCE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005

NOTE 10 - CONCENTRATIONS (continued)

Concentration of revenues

Approximately 95% of revenues during 2006 were from a related party affiliate (see Note 9).

NOTE 11 - SUBSEQUENT EVENTS

During January 2007, the Company raised $20,000 under a private placement of 4,000 common shares at $5.00 per share.

Subsequent to year end, the Company has accepted all the common stock subscription agreements in connection with the private placement and accordingly, reclassified the December 31, 2006 liability to investors of $810,000 to equity and the 166,000 common shares were issued. Additionally, the escrow funds became unrestricted.

The Company entered into an Employment Agreement dated February 9, 2007, with the Company’s President and CEO. The Company’s President and CEO is compensated at a rate of $280,000 per year for an initial term of ninety (90) days, starting on February 9, 2007; provided, however, that this initial ninety-day term automatically shall extend for a 30-day term upon the termination of such ninety-day period and each subsequent thirty-day term thereafter, unless earlier terminated by the Company. In the event that the Company closes on a financing and receives net proceeds of not less than $30,000,000 and this employment agreement is still effective which term of the employment agreement shall extend to two (2) years, starting on the date of such closing; provided, however, that such two-year term automatically shall extend for one (1) additional year on such second anniversary date and on each subsequent anniversary of such date. Additionally, under the agreement the Company’s CEO received a non-qualified option to purchase 1,466,266 shares of common stock of the Company, 50% of which shall vest and become exercisable at such time that the Company closes on a financing and receives net proceeds of not less than $30,000,000, and 50% of which shall vest and become exercisable one (1) year after the date of the Employment Agreement, at a purchase price of $5.50 per share, which option shall terminate two years after the date of this Agreement (the “Option”). The Employment Agreement also provides that the Company’s CEO may not compete with the Company for a term of three years, using any technology owned or developed by the Company, after the termination of the agreement. In connection with these options, the Company valued 50% of these options at a fair market value of $1,383,973 determined using the Black-Scholes option pricing model with the following assumptions: risk free interest of 4.92%; stock volatility of 82% (estimated using volatilities of similar companies) and expected term of 1.5 years (estimated using simplified method under SAB 107) and will record stock-based compensation expense over the vesting period. The Company did not value the other 50% of the stock options granted for accounting purposes until the contingent event occurs.

[Back Page of Prospectus]

PROSPECTUS

 1

346,534 SHARES OF COMMON STOCK
to be offered by Selling Shareholders

________ SHARES OF COMMON STOCK
to be offered by Refinery Science Corp.

REFINERY SCIENCE CORP.
_______, 2007

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Registrant has authority under Article 2.02-1 of the Texas Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify each of its executive officers and directors against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the Registrant.

The provisions of the Texas Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

Registration fees	$5,062
Legal fees and expenses	$25,000	*
Printing and engraving expenses	$10,000	*
Accounting fees and expenses	$80,000	*
Miscellaneous	$5000	*
Total	$125,062	*

*All of the above, except the SEC Registration Fee, are estimated and remain subject to further contingencies.

Item 26.  Recent Sales Of Unregistered Securities

On January 18, 2007, we sold 166,000 shares of common stock to 16 purchasers, at a purchase price of $5.00 per share, for aggregate proceeds of $830,000. We made the offer and sale pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, promulgated thereunder. Each offeree represented that it was an “accredited investor” within the meaning of SEC Rule 501(a).

On October 27, 2006, we issued 1,000,000 shares of our Series A Convertible Preferred Stock to our parent company, Nanoforce, Inc., in exchange for two generators and certain other equipment related to refining of petroleum. We made the offer and sale pursuant to Section 4(2) of the Securities Act.

On September 18, 2006, we issued an aggregate of 437,000 shares of common stock to 7 employees, 3 directors and 9 consultants in exchange for bona fide services performed on behalf of Refinery Science Corp. We made the offer and sale pursuant to Section 4(2) of the Securities Act and Rule 701, promulgated thereunder.

On July 21, 2006, we sold 10,000 shares of common stock to one purchaser, who was an “accredited investor” within the meaning of Rule 501(a), in exchange for $20,000, office and lab rental space and office support services. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On December 3 2005, we offered and sold 18,081 shares of common stock to one purchaser who was an “accredited investor” within the meaning of Rule 501(a), at a purchase price of $0.1344 per share, for aggregate offering proceeds of $2,430. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On December 3, 2005, we issued an aggregate of 301,355 shares of common stock to Abbas Ghassemi, Russell Chianelli, and David Rendina, each of whom was an officer and /or director of Refinery Science and an “accredited investor” within the meaning of Rule 501(a), at a purchase price of $0.1244 per share, for aggregate offering proceeds of $37,500. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On December 3, 2005, we issued 150,678 shares of common stock to Abbas Ghassemi, a Director and who was an “accredited investor” within the meaning of Rule 501(a), at a purchase price of $0.1261 per share. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder. The Company has received only $7,500 has been paid on what should be aggregate offering proceeds of $19,000. A balance of $11,500 is recorded as a subscription receivable as of December 31, 2006.

On November 9, 2005 we offered and sold an aggregate of 37,203 shares of common stock at a purchase price of $0.1344 per share to one purchaser who was an “accredited investor” within the meaning of Rule 501(a), for aggregate proceeds of $5000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

Between May 15, 2005 and July 7, 2005 we offered and sold an aggregate of 904,065 shares of common stock at a purchase price of $0.1338 to three persons, each of whom was an “accredited investor” within the meaning of Rule 501(a), for aggregate proceeds of $121,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On March 15, 2005, we issued 150,678 shares of common stock to Abbas Ghassemi, a Director and who was an “accredited investor” within the meaning of Rule 501(a), at a purchase price of $0.0498 per shares, for aggregate offering proceeds of $7,500. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On December 19, 2004, we issued 1,205,420 shares of common stock to Lightyear Technologies USA, an entity controlled by David Rendina, the Chairman of the Board of Directors of Refinery Science, in exchange for certain license rights pursuant to a patent and technology license agreement. The offer and sale was made in a transaction not involving any public officering, pursuant to Section 4(2) of the Securities Act.

On August 24, 2004, we issued 3,616,260 shares of common stock to Russell Chianelli, a Director, our Secretary and who was an “accredited investor” within the meaning of Rule 501(a), in exchange for services performed on behalf of Refinery Science. The stock price assessed at $0.0069 per share for an aggregate value of $25,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

On August 24, 2004, we issued 3,616,260 shares of common stock to David Rendina, Chairman of the Board of Directors, then our President and who was an “accredited investor” within the meaning of Rule 501(a), at a purchase price of $0.0069 per share, for an aggregate proceed of $25,000. The offer and sale was made pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D, promulgated thereunder.

Item 27. Exhibits

Number	Description
3.1	Amended and Restated Articles of Incorporation of Refinery Science Corp.*

3.2	Bylaws*

4.1	Form of Common Stock Certificate*

4.2	Form of Registration Rights Agreement*

4.3	Refinery Science Corp. 2006 Stock Option Plan*

5.1	Opinion re: Legality**

10.1	Form of Subscription Agreement*

10.2	Partnership Agreement Dated July 10, 2006 by and between Refinery Science Corp. and Bi-National Sustainability Laboratory*

10.3	Bill of Sale, Assignment and Assumption Agreement dated September 30, 2006, by and between Refinery Science Corp. and Nanoforce, Inc.*

10.4	Employment Agreement dated February 9, 2006, by and between Refinery Science and Thomas Bugg*

10.5	Form of Indemnification Agreement

14.1	Code of Ethics*

23.1	Consent of Legal Counsel**

23.2	Consent of Salberg & Company, P.A.

*Incorporated by reference to Registrant’s Registration Statement on Form SB-2, filed with the Commission on February 12, 2007

** To be filed by amendment.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)   Include any additional or changed material information on the plan of distribution;

(2)   That, for the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first us after effectiveness. Provided, however, that no statement is made in a registration statements or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of El Paso, State of Texas, on April 25, 2007.

REFINERY SCIENCE CORP.

By:	/s/Thomas Bugg
Name: Thomas Bugg Title: President and Chief Executive Officer, and principal financial officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ David D. Rendina	Chairman of the Board of Directors	April 25, 2007
David D. Rendina

/s/ Russell Chianelli	Secretary and Director	April 25, 2007
Russell R. Chianelli

/s/ Abbas Ghassemi	Director	April 25, 2007
Abbas Ghassemi